UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BlackRock, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 26, 2011

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2011 Annual Meeting of Stockholders.

We will hold the meeting on Wednesday, May 25, 2011, beginning at 8:00 a.m., local time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2010 Annual Report to Stockholders accompanies these enclosures.

Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will help ensure that the matters coming before the meeting can be acted upon. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

55 East 52nd Street New York, New York 10055

April 26, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the Annual Meeting of Stockholders of BlackRock, Inc. at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on Wednesday, May 25, 2011, beginning at 8:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect six Class III directors to serve on our Board of Directors for a three-year term;

(2)	approve, by non-binding advisory vote, executive compensation;

(3)	recommend, by non-binding advisory vote, the frequency of advisory votes on executive compensation;

(4)	ratify the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2011; and

(5)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on April 7, 2011.

We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BlackRock, Inc.

55 East 52nd Street New York, New York 10055

April 26, 2011

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock” or the “Company”) of proxies to be voted at BlackRock’s 2011 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2011 Annual Meeting of Stockholders on Wednesday, May 25, 2011, beginning at 8:00 a.m., local time. The Annual Meeting will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022. Directions are available on our website: www.blackrock.com under the headings “Investor Relations / Directions to Annual Meeting.”

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 26, 2011.

Items to be Voted on at the Annual Meeting

We will vote on the election of six directors.

We will hold a non-binding advisory vote on executive compensation.

We will hold a non-binding advisory vote on the frequency of advisory votes on executive compensation.

We will vote on the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2011.

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors, “FOR” approval of BlackRock’s executive compensation, as discussed in the Proxy Statement, “FOR” the conduct of an advisory vote on executive compensation every one year and “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2011.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on April 7, 2011 are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of April 7, 2011, 132,309,359 shares of BlackRock’s common stock, par value $0.01 per share, were outstanding. Holders are entitled to one vote per share.

How to Vote

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on May 24, 2011 by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 24, 2011 by accessing the website listed on your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy, date, sign and return it to Broadridge Financial Solutions in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Voting at the Annual Meeting

In the event you submit your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Time on May 24, 2011;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If a nominee has not received instructions from the beneficial owner, the nominee may vote these shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). The election of directors, the approval of executive compensation and the frequency of executive compensation votes are not deemed “routine” by the NYSE and nominees have no discretionary voting power for these matters. The ratification of auditors is deemed a “routine” matter on which nominees have discretionary voting power.

A plurality of the votes cast is required for Item 1, the election of directors. Abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote to elect directors. A majority of the votes of shares of common stock represented and entitled to vote at the Annual Meeting is required for Item 2, the approval of executive compensation and Item 4, the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2011. In the vote for Items 2 and 4, abstentions have the same effect as a vote cast against the proposal and in the vote for Item 2, broker “non-votes” will generally be disregarded but could have the same effect as a vote cast against the proposal if they cause the total votes cast on the item to be 50% or less of the total voting power entitled to vote on the item. The frequency of the advisory vote on executive compensation, Item 3, receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker “non-votes” will therefore have no effect on that vote.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 55 East 52nd Street, New York, New York 10055, by contacting the Corporate Secretary of BlackRock.

Multiple Copies of Annual Report to Stockholders

Our 2010 Annual Report to Stockholders accompanies this Proxy Statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock,

Inc., 55 East 52nd Street, New York, New York 10055. You may also contact our Corporate Secretary at (212) 810-5300. You may also notify us that you would like to receive separate copies of BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card has been provided for each stockholder account. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the enclosed proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Voting Results

Broadridge Financial Solutions, our independent tabulating agent, will count the votes. We will publish the voting results in a Form 8-K filed within four business days of the Annual Meeting.

Confidentiality of Voting

BlackRock keeps all proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only Broadridge Financial Solutions to examine these documents. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to BlackRock management by Broadridge Financial Solutions.

Availability of Annual Report and Proxy Materials on the Internet

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 25, 2011 at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

The following materials are available at www.blackrock.com:

Proxy Statement / 2010 Annual Report to Stockholders

BlackRock makes available free of charge through its website at www.blackrock.com, under the headings “Investor Relations / SEC Filings,” its Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to these reports no later than the day on which such materials are first sent to security holders or made public. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to those reports. Written requests for copies should be addressed to Investor Relations, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the Securities and Exchange Commission’s (“SEC”) home page on the Internet at www.sec.gov. The Annual Report on Form 10-K for the year ended December 31, 2010 is not part of the proxy solicitation materials.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s Board of Directors consists of 18 directors, which number of directors may be increased or decreased by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class generally are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified. Each class consists of approximately one-third of the total number of directors constituting the entire Board of Directors.

BlackRock’s stockholder agreement with Merrill Lynch & Co., Inc. (“Merrill Lynch”), a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”) and its subsidiary, Merrill Lynch Group, Inc. (“Merrill Lynch Group”), BlackRock’s implementation and stockholder agreement with The PNC Financial Services Group, Inc. (“PNC”) and BlackRock’s stockholder agreement with Barclays Bank PLC (“Barclays Bank”) and its subsidiary, Barclays BR Holdings S.A.R.L., a wholly-owned subsidiary of Barclays PLC (“Barclays”), provide that the Board of Directors will consist of no more than 19 directors, not less than two nor more than four directors who will be members of BlackRock management, one director who will be designated by Merrill Lynch, two directors, each in a different class, who will be designated by PNC, two directors, each in a different class, who will be designated by Barclays and the remaining directors being independent for purposes of the rules of the NYSE and not designated by or on behalf of Merrill Lynch, PNC, Barclays or any of their respective affiliates. Bank of America/Merrill Lynch’s designee on the Board of Directors is currently Thomas K. Montag. PNC’s designees on the Board of Directors are currently James E. Rohr and William S. Demchak. Barclays’ designees on the Board of Directors are currently Robert E. Diamond, Jr. and John S. Varley. Laurence D. Fink and Robert S. Kapito are directors and members of BlackRock management.

The terms of office for the six directors in Class III expire at this Annual Meeting. The Board of Directors has selected for re-election Murry S. Gerber, James Grosfeld, Sir Deryck Maughan, Thomas K. Montag, Linda Gosden Robinson and John S. Varley. If elected, each Class III director will serve until the annual meeting of stockholders in 2014, or, in each case, until succeeded by another qualified director who has been elected, or until his death, resignation or retirement.

The persons named in the enclosed proxy intend to vote “FOR” the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding each director nominee and each continuing director, as well as the particular experience, qualifications, attributes or skills possessed by each director nominee and each continuing director that led the Board of Directors to determine that such person should serve as director, is as of January 31, 2011.

Nominees for Class III Directors Whose Terms Will Expire in 2014

Murry S. Gerber (age 57), Director since 2000, has served as Executive Chairman of EQT Corporation, an integrated energy company, since 2010 and previously served as Chairman and Chief Executive Officer of EQT Corporation from 2000 to 2010, and as Chief Executive Officer and President of EQT Corporation from 1998 to 2007.

As a leader of a large, publicly-traded energy production company, Mr. Gerber brings expertise on public company corporate governance, shareholder relations as well as the energy sector, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

James Grosfeld (age 73), Director since 1999, a private investor, was formerly Chairman of the Board and Chief Executive Officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company, from 1974 to 1990. Mr. Grosfeld is also a director of Lexington Realty Trust.

As the former Chairman and Chief Executive Officer of Pulte Homes, Inc., the nation’s largest homebuilder, Mr. Grosfeld has leadership expertise on public company governance as well as real estate matters, which led the Board of Directors to determine that he should serve as a director of BlackRock.

Sir Deryck Maughan (age 63), Director since 2006, has been a Partner and Head of the Financial Institutions Group of Kohlberg Kravis Roberts (“KKR”) since 2009 and a Managing Director since 2005. He was Chairman of KKR Asia from 2005 to 2009. Prior to joining KKR, Sir Deryck served as Vice Chairman of Citigroup from 1998 to 2004, as Chairman and Chief Executive Officer of Salomon Brothers from 1992 to 1997 and as Chairman and Chief Executive Officer of Salomon Brothers Asia from 1986 to 1991. He also was Vice Chairman of the NYSE from 1996 to 2000 and Chairman of the US-Japan Business Council from 2002 to 2004. Prior to joining Salomon Brothers in 1983, Sir Deryck worked at Goldman Sachs. He served in H.M. Treasury (UK Economics and Finance Ministry) from 1969 to 1979. He is also a director of GlaxoSmithKline plc and Thomson Reuters Corporation.

The Board of Directors concluded that Sir Deryck’s internationally focused leadership positions at KKR, a global leader in private equity, fixed income and capital markets, and at Citigroup and Salomon Brothers allow Sir Deryck to provide valuable insights on international finance and that he should serve as a director of BlackRock.

Thomas K. Montag (age 54), Director since 2011, has been the President of Global Banking & Markets for Bank of America since 2009. Prior to that, he was Executive Vice President and Head of Global Sales & Trading of Merrill Lynch from 2008 until its merger with Bank of America. Prior to joining Merrill Lynch, Mr. Montag was the Co-Head of the Global Securities Business and a member of the Management Committee and Equities/FICC Executive Committee of Goldman Sachs.

The Board of Directors has concluded that Mr. Montag should serve as a director of BlackRock due to his extensive industry knowledge and experience in financial markets throughout the world.

Linda Gosden Robinson (age 58), Director since 2004, has been the Chairman of Robinson Lerer & Montgomery, LLC, a strategic communications consulting firm, since 1996. Ms. Robinson was Chief Executive Officer of Robinson Lerer & Montgomery from 1996 until 2002. In 2000, Robinson Lerer & Montgomery was acquired by Young & Rubicam Inc. (“Y&R”), and in that same year, Y&R was acquired by WPP Group plc. Prior to 1996, Ms. Robinson was the Chairman of the Board and Chief Executive Officer of Robinson Lerer Sawyer Miller Group or its predecessors. Ms. Robinson was also a director of Revlon, Inc. from 1996 to 2008.

As a leader of Robinson Lerer & Montgomery, LLC, which focuses on strategic communications, marketing and public relations, Ms. Robinson has experience with corporate communications, branding and marketing for major global financial services companies and communicating complex financial matters for those companies to the investment community, which led the Board of Directors to conclude that she should serve as a director of BlackRock.

John S. Varley (age 54), Director since 2009, retired as the Chief Executive of Barclays in 2010, a position he held since 2004. Mr. Varley also served as the Finance Director of Barclays from 2000 until the end of 2003. Mr. Varley joined the Barclays Executive Committee in 1996 and was appointed to the Boards of Directors of Barclays and Barclays Bank in 1998, positions he held until retiring in December 2010. From 1998 to 2000, Mr. Varley was the Chief Executive of Retail Financial Services and from 1995 to 1998 was the Chairman of the Asset Management Division. Mr. Varley also serves as a director of AstraZeneca PLC.

Mr. Varley’s valuable insights on asset management, risk management and international finance acquired through his leadership of Barclays, a large, complex financial services organization, led the Board of Directors to conclude that Mr. Varley should serve as a director of BlackRock.

Continuing Class I Directors Whose Terms Will Expire in 2012

William S. Demchak (age 48), Director since 2003, is Senior Vice Chairman and is responsible for all of PNC’s businesses, including Corporate and Institutional Banking, the Asset Management Group and Retail Banking for PNC. Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to 2002.

PNC is a large, national diversified financial services company providing traditional banking and asset management services. Mr. Demchak’s substantial leadership experience with PNC provides him with significant insights on the U.S. financial and banking sectors and led the Board of Directors to conclude that he should serve as a director of BlackRock.

Kenneth B. Dunn, Ph.D. (age 59), Director since 2005, is a Professor of Financial Economics at the David A. Tepper School of Business at Carnegie Mellon University and served as Dean from 2002 through 2010. Prior to his positions at Carnegie Mellon University, Mr. Dunn was a Managing Director of Morgan Stanley Investment Management and co-Director of the U.S. Core Fixed Income and Mortgage teams. Mr. Dunn also managed the Fixed-Income Trading, Technology and Insurance groups within the Asset Management Division of Miller Anderson & Sherrerd, LLP and he continued in those roles when the firm was acquired by Morgan Stanley in 1996.

As a Professor of Financial Economics and a former Dean at Carnegie Mellon University, Mr. Dunn brings a unique academic perspective on economics and finance in addition to his asset management experience, which led the Board of Directors to determine that Mr. Dunn should serve as a director of BlackRock.

Laurence D. Fink (age 58), Director since 1998, has been Chairman and Chief Executive Officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink also leads BlackRock’s Global Executive Committee and is a trustee of one of BlackRock’s open-end fund complexes.

As the principal leader of BlackRock and its predecessor entities since 1988, Mr. Fink brings a breadth of knowledge about BlackRock’s business and operations, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

Robert S. Kapito (age 53), Director since 2006, has been President of BlackRock since 2007, and prior to 2007 had served as Vice Chairman of BlackRock and Head of its Portfolio Management Group since its formation in 1998 and BlackRock’s predecessor entities since 1988.

Mr. Kapito has served as a leader of BlackRock and its predecessor entities since 1988 and has acquired a breadth of knowledge about BlackRock’s business and operations, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

Thomas H. O’Brien (age 74), Director since 1999, retired as Chief Executive Officer of PNC in 2000, after 15 years in that position and retired as Chairman of PNC in 2001, after 13 years in that position. Mr. O’Brien is a director of Verizon Communications, Inc.

As a former leader of PNC, Mr. O’Brien has valuable insights on public company corporate governance and the U.S. financial and banking sectors. This experience led the Board of Directors to conclude that Mr. O’Brien should serve as a director of BlackRock.

Ivan G. Seidenberg (age 64), Director since 2011, has served as Chief Executive Officer of Verizon Communications, Inc. since 2002 and the Chairman of the Board since 2004. Prior to the creation of Verizon, Mr. Seidenberg was the Chairman and Chief Executive Officer of Bell Atlantic and NYNEX. Mr. Seidenberg previously served as a director of Honeywell International Inc. from 1995 to 2008 and as a director of Wyeth, LLC, which is now a part of Pfizer Inc., from 1996 to 2008.

The Board of Directors has concluded that Mr. Seidenberg should serve as a director of BlackRock due to his extensive leadership experience with Verizon, one of the world’s leading providers of communications services.

Continuing Class II Directors Whose Terms Will Expire in 2013

Abdlatif Yousef Al-Hamad (age 73), Director since 2009, has served as Director General and Chairman of the Board of Directors of the Arab Fund for Economic and Social Development since 1985. Mr. Al-Hamad was the Minister of Finance and Minister of Planning of Kuwait from 1981 to 1983. Prior to that, Mr. Al-Hamad served as Director General of the Kuwait Fund for Arab Economic Development from 1963 to 1981. He is a member of the Board of the Kuwait Investment Authority. Mr. Al-Hamad chaired the Development Committee Task Force on Multilateral Development Banks and has served on the International Advisory Boards of Morgan Stanley, Marsh & McLennan Companies, Inc., American International Group, Inc. and the National Bank of Kuwait.

Mr. Al-Hamad’s extensive experience in the strategically important Middle East, as well as his experience in the areas of international finance, economic policy and government relations led the Board of Directors to conclude that Mr. Al-Hamad should serve as a director of BlackRock.

Mathis Cabiallavetta (age 66), Director since 2007, has served as a member of the Board of Directors of Swiss Reinsurance Company since 2008 and the Vice Chairman of the Board since 2009. Mr. Cabiallavetta retired as Vice Chairman, Office of the Chief Executive Officer of Marsh & McLennan Companies, Inc. and as Chairman of Marsh & McLennan Companies International in 2008. Prior to joining Marsh & McLennan in 1999, Mr. Cabiallavetta was Chairman of the Board of Directors of Union Bank of Switzerland (UBS A.G.). Mr. Cabiallavetta is also a member of the Board of Directors of Philip Morris International Inc.

Swiss Reinsurance Company, Phillip Morris International, Inc., Marsh & McLennan Companies, Inc. and Union Bank of Switzerland (UBS A.G.) are complex multinational organizations. As a leader of Swiss Reinsurance Company and a former leader of Marsh & McLennan Companies, Inc. and Union Bank of Switzerland (UBS A.G.), Mr. Cabiallavetta holds insights into the European financial markets as well as general international and financial expertise, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

Dennis D. Dammerman (age 65), Director since 2005, retired in 2005 as Vice Chairman of the Board and Executive Officer of General Electric Company and as director, Chairman and Chief Executive Officer of GE Capital Services, positions he had held since 1998. Mr. Dammerman had also been a director of General Electric Company since 1994. Prior to that, Mr. Dammerman held various executive positions with General Electric Company and GE Capital Corporation after first joining General Electric Company in 1967. Mr. Dammerman has served as Chairman of the Board of Directors of Capmark Financial Group Inc. since 2008 and as a member since 2006, and served as a director of American International Group, Inc. from 2008 to 2010, of Genworth Financial from 2004 to 2005, of Swiss Reinsurance Company from 2006 to 2007 and of Discover Financial Services from 2007 to 2009.

Mr. Dammerman’s financial and leadership experience at General Electric Company and GE Capital Services provides him with valuable insights on running a large, complex financial services company with diverse worldwide operations. This experience led the Board of Directors to conclude that he should serve as a director of BlackRock.

Robert E. Diamond, Jr. (age 59), Director since 2009, became the Chief Executive of Barclays in January 2011, prior to which he was President of Barclays and Chief Executive Officer of Corporate and Investment Banking and Wealth Management, comprising Barclays Capital, Barclays Corporate and Barclays Wealth. Mr. Diamond is an executive director of the Boards of Barclays and Barclays Bank, and has been a member of the Barclays Group Executive Committee since 1997. Mr. Diamond is a member of the International Advisory Board of the British-American Business Council.

The Board of Directors has concluded that Mr. Diamond should serve as a director of BlackRock due to his extensive leadership experience with Barclays, a large, complex multinational financial services organization, and his resulting insights on international finance and asset management.

David H. Komansky (age 71), Director since 2003, retired as Chairman of the Board of Merrill Lynch in 2003. Mr. Komansky became Chairman of the Board of Merrill Lynch in 1997, served as a director and Chief Executive Officer of Merrill Lynch from 1996 to 2002 and as a director, President and Chief Operating Officer of Merrill Lynch from 1995 to 1996. Previously, Mr. Komansky served as a director of Burt’s Bees, Inc. from 2004 to 2007 and as a director of WPP Group plc from 2003 to 2009.

Mr. Komansky’s leadership experience at Merrill Lynch provides him with financial expertise and insights on corporate governance matters and running a large, complex financial organization, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

James E. Rohr (age 62), Director since 1999, has served as Chairman and Chief Executive Officer of PNC and PNC Bank since 2001, and as Chief Executive Officer since 2000. Mr. Rohr is also a director of Allegheny Technologies Incorporated and EQT Corporation.

Mr. Rohr’s leadership experience at PNC, a large, national diversified financial services company, provides him with valuable insight on running a large, complex organization and the U.S. banking and financial services industries in general. Mr. Rohr’s extensive experience led the Board of Directors to conclude that he should serve as a director of BlackRock.

Other Executive Officers

In addition to Messrs. Fink and Kapito, the following persons serve as BlackRock’s executive officers:

Rohit Bhagat (age 46), Senior Managing Director, has been Chairman of the Asia Pacific region of BlackRock since 2009. Mr. Bhagat is also a member of the Global Executive Committee of BlackRock. Before joining BlackRock in 2009, Mr. Bhagat served as Global Chief Operating Officer of Barclays Global Investors (“BGI”). Before joining BGI in 2005, Mr. Bhagat served as Senior Partner and co-led the United States financial services practice at Boston Consulting Group (“BCG”). Prior to BCG, Mr. Bhagat was with Booz-Allen & Hamilton.

N. James Charrington (age 58), Senior Managing Director, has been Chairman of the Europe, Middle East and Africa (“EMEA”) region of BlackRock since 2010. Mr. Charrington is also a member of the Global Executive Committee of BlackRock. Prior to moving to his current role in 2010, Mr. Charrington was the head of BlackRock’s International Retail platform. Prior to joining BlackRock in 2006, Mr. Charrington was the head of retail platform for the EMEA region of Merrill Lynch Investment Managers (“MLIM”), and prior to that with Mercury Asset Management (“MAM”). Prior to joining MAM in 1993, Mr. Charrington was head of investment sales for Save & Prosper.

Robert P. Connolly (age 56), Senior Managing Director, has been General Counsel of BlackRock since 1997. Mr. Connolly is also a member of the Global Executive Committee of BlackRock. Prior to joining BlackRock in 1997, Mr. Connolly was Managing Director and General Counsel of New England Funds, LP and, prior to that, General Counsel of Equitable Capital Management Corporation.

Robert W. Fairbairn (age 45), Senior Managing Director, has been Head of the Global Client Group of BlackRock since 2009. Mr. Fairbairn is also a member of the Global Executive Committee of BlackRock. Mr. Fairbairn was Vice Chairman and Chairman of EMEA and Australia of BlackRock from 2006 to 2009. Prior to joining BlackRock in 2006, Mr. Fairbairn was Senior Vice President of Merrill Lynch from January 2006 to October 2006 and Head of MLIM’s EMEA Pacific region from May 2005 to October 2006. Mr. Fairbairn was appointed Head of MLIM’s EMEA Sales Division in 1999 and appointed Chief Operating Officer of MLIM’s EMEA Pacific region in 2001. Prior to joining MLIM, Mr. Fairbairn worked for the Asset Management Divisions of Lazard and GT Management.

Bennett W. Golub, Ph.D. (age 53), Senior Managing Director, has been Chief Risk Officer of BlackRock since 2009. Dr. Golub is also a member of the Global Executive Committee, and is the co-chair of the Corporate Risk Management and New Products Operating Committees of BlackRock. Since 2004, Dr. Golub has served as the co-head of the Risk & Quantitative Analysis Group of BlackRock. Dr. Golub has been with BlackRock or its predecessor entities since 1988.

Charles S. Hallac (age 46), Senior Managing Director, has been Chief Operating Officer of BlackRock since 2010. Mr. Hallac is also a member of the Global Executive Committee of BlackRock. Previously, Mr. Hallac was a Managing Director and Head of BlackRock Solutions. Mr. Hallac has been with BlackRock or its predecessor entities since 1988.

J. Richard Kushel (age 44), Senior Managing Director, has been Head of the Portfolio Management Group of BlackRock since 2010. Mr. Kushel is also a member of the Global Executive Committee of BlackRock. Previously, Mr. Kushel was Chairman of BlackRock’s International platform. Prior to that, Mr. Kushel headed BlackRock’s International Institutional platform and BlackRock’s Alternatives and Wealth Management Groups. Prior to joining BlackRock in 1991, Mr. Kushel was an associate in the Financial Institutions Group at Prudential Securities.

Ann Marie Petach (age 50), Senior Managing Director, has been Chief Financial Officer of BlackRock since 2008. Ms. Petach is also a member of the Global Executive Committee of BlackRock. Ms. Petach was a Managing Director and Head of Business Finance at BlackRock from 2007 to 2008. Prior to joining BlackRock, Ms. Petach was Vice President and Treasurer at the Ford Motor Company from 2004 to 2007. Ms. Petach began her career in 1984 at Ford, where her responsibilities included pension asset management, actuarial studies, banking, risk management and funding for Ford and Ford Credit.

Jeffrey A. Smith Ph.D. (age 40), Senior Managing Director, has been Head of Human Resources of BlackRock since 2009. Dr. Smith is also a member of the Global Executive Committee of BlackRock. Prior to joining BlackRock in 2009, Dr. Smith was the global head of human resources of BGI since 2007. Prior to joining BGI, Dr. Smith was Vice President of People Development at Time Warner. Previously, Dr. Smith was a senior consultant at Personnel Decisions International.

Susan L. Wagner (age 48), has been a Vice Chairman since 2006. Ms. Wagner is also a member of the Global Executive Committee of BlackRock. Previously, Ms. Wagner was Chief Operating Officer from 2005 to 2010, and prior to that, Managing Director and Head of Strategy and Product Development. Ms. Wagner has been with BlackRock or its predecessor entities since 1988.

Kendrick R. Wilson, III (age 64), has been a Vice Chairman since 2010. Mr. Wilson is also a member of the Global Executive Committee of BlackRock. Mr. Wilson is the Chairman of BlackRock Alternative Investors and Chairs the Human Capital Committee of BlackRock. Prior to joining BlackRock in 2010, Mr. Wilson served as an advisor in the U.S. Department of Treasury from 2008 to 2009. Previously, Mr. Wilson was Vice Chairman of Investment Banking at Goldman Sachs & Co., where he also served as a member of the Executive Office and Chairman of the Financial Institutions Group. Prior to joining Goldman Sachs in 1998, Mr. Wilson was a Vice Chairman, member of the Executive Committee and Head of Investment Banking at Lazard Freres & Co. LLC.

Director Independence

The Board of Directors annually determines the independence of directors in accordance with the listing standards of the NYSE. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with BlackRock. The Board of Directors has adopted categorical standards to assist it in determining whether or not certain relationships between the members of the Board of Directors and BlackRock or its affiliates and subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards provide that the following relationships are not material for such purposes:

•

relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•

relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership;

•	contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if

(a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	relationships involving a director’s relative unless the relative is an immediate family member of the director.

As part of its determination, the Board of Directors also considered the relationships described under “Certain Relationships and Related Transactions.” Following its review, the Board of Directors has determined that Ms. Robinson and Messrs. Al-Hamad, Cabiallavetta, Dammerman, Dunn, Gerber, Grosfeld, Komansky, Maughan, O’Brien and Seidenberg are “independent” as defined in the NYSE listing standards, and that none of the relationships between such directors and BlackRock are material under the NYSE listing standards.

Board Committees

The Board of Directors has four standing committees: an Audit Committee, a Management Development and Compensation Committee (“MDCC”), a Nominating and Governance Committee and an Executive Committee. The current charters for each of these committees are available on our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

The Board of Directors met nine times during 2010. During 2010, the Board of Directors’ committees held the following number of meetings: Audit Committee—14 meetings; MDCC—ten meetings; Nominating and Governance Committee—four meetings; and Executive Committee—no meetings. In 2010, each director attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served during the period such person has been a director, except for Messrs. Diamond and Varley, who are designees of Barclays and are not independent directors. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Nine directors attended the 2010 meeting of stockholders.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes standards relating to audit committees in the following areas: the independence of audit committee members; the Audit Committee’s responsibility to select and oversee the Company’s independent auditor; procedures for handling complaints regarding the Company’s accounting practices; the authority of the Audit Committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the Audit Committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 4—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor, and BlackRock’s compliance with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee report as required by the SEC’s rules for inclusion in BlackRock’s annual Proxy Statement. The Audit Committee is presently composed of Messrs. Gerber (Chairman), Cabiallavetta, Dammerman, Dunn and Seidenberg. The Board of Directors has determined that Mr. Gerber qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board of Directors has determined that each of Messrs. Gerber, Cabiallavetta, Dammerman, Dunn and Seidenberg has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Furthermore, the Board of Directors has determined that each of Messrs. Gerber, Cabiallavetta, Dammerman, Dunn and Seidenberg has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors and independent registered public accounting firm. The report of the Audit Committee is included on page 18.

The Management Development and Compensation Committee

The MDCC is responsible for establishing the compensation of BlackRock’s executive officers, providing oversight of BlackRock’s employee benefit and compensation plans and reviewing, assessing and making reports and recommendations to the Board of Directors, as appropriate, on BlackRock’s talent development and succession planning. The MDCC is currently composed of Messrs. Komansky (Chairman), Dammerman, Grosfeld and Maughan. The Board of Directors has determined that all of the members of the MDCC are “independent” within the meaning of the listing standards of the NYSE. Each of the committee members is also a “non-employee director” as defined in the SEC rules under Section 16 of the Exchange Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

Additional information on the MDCC‘s processes and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below. The report of the MDCC is included following the Compensation Discussion and Analysis on page 30.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors by: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors’ and management’s performance; recommending to the Board of Directors director nominees for each Board committee; and overseeing BlackRock’s Related Persons Transaction Policy. The Nominating and Governance Committee is presently composed of Ms. Robinson and Messrs. O’Brien (Chairman), Al-Hamad, Cabiallavetta and Grosfeld. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the NYSE.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law, our stockholder agreements with Merrill Lynch, PNC and Barclays and

BlackRock’s amended and restated bylaws, and except to the extent another committee has been accorded authority over the matter. The Executive Committee exercises such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Ms. Robinson and Messrs. Fink (Chairman), Gerber and Rohr.

Role of the Board of Directors in the Oversight of Risk Management

The Audit Committee takes the lead for the Board in oversight of BlackRock’s risk management activities. At least quarterly the Audit Committee receives a risk management update, an internal audit report, an external audit update, a Sarbanes-Oxley compliance report and a report on litigation, regulatory and ethics matters. The risk management update is prepared by BlackRock’s Corporate Risk Committee, which is co-chaired by its Chief Risk Officer and Chief Financial Officer. This report covers a wide range of topics and potential issues that could impact BlackRock, including matters such as investment performance, investment risks, and counterparty risks of its asset management activities, revenue, balance sheet, operational and integration risks and insurance coverage. The internal audit plan for BlackRock is approved by the Audit Committee and regular reports on the progress and results of the internal audit program are provided to the Audit Committee by BlackRock’s Head of Internal Audit. The Sarbanes-Oxley compliance report is prepared and presented by BlackRock’s Head of Accounting Policy, Tax and Controls and its Head of Sarbanes-Oxley Compliance. BlackRock’s independent external auditor provides the regular audit update and its General Counsel provides the regular report on litigation, regulatory and ethics matters. Aspects of these reports are presented to the full Board at least quarterly by either the Chairman of the Audit Committee or the member of management responsible for the given subject area.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholders’ meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Consideration of Diversity in Identifying Director Nominees

The Board of Directors believes that a diverse mix of knowledge and viewpoints enhances Board capabilities and when considering candidates for director, the Nominating and Governance Committee seeks to achieve a mix of directors that represent a diversity of backgrounds and experience. The current Board of Directors includes a wide range of skills and professional experience such as investment banking, marketing, accounting, academia, international organizations, pharmaceuticals, telecommunications, sovereign entities, investor relations, real estate, energy, technology, international finance, not-for-profit organizations and geographical diversity, including directors with extensive experience in North America, Europe, Asia, Africa and the Middle East. The Board addresses whether it has achieved an appropriate level of diversity as part of its consideration of the Board’s composition in its annual self-evaluation process.

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors’ membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or a person designated by the Nominating and Governance Committee will contact the candidate. If the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee typically requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each nominee for election to our Board of Directors this year has previously served as a BlackRock director. Mr. Seidenberg was appointed to the Board of Directors in January 2011 as an independent director and Mr. Montag was appointed to the Board of Directors in April 2011 as a Merrill Lynch designee.

Executive Sessions

Executive sessions of non-management directors are held quarterly. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink and Kapito are the only BlackRock officers serving on the Board of Directors. Each session is chaired by

Mr. O’Brien who has been appointed by the Board of Directors as the lead independent director. Any non-management director may request that an additional executive session be scheduled. At least once a year an executive session of only those directors determined to be “independent” within the meaning of the listing standards of the NYSE is held.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors, any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “Investor Relations / Corporate Governance / Communicate with our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, the lead independent director, any individual director, or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be reviewed by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for BlackRock’s directors, officers and employees, which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which addresses the following important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior. The Code of Ethics for Chief Executive and Senior Financial Officers is available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on its corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.”

Stockholders are encouraged to visit the “Investor Relations / Corporate Governance” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees and corporate governance at BlackRock.

Combined Principal Executive Officer and Board Chair Positions; Lead Independent Director

Mr. Fink serves as both BlackRock’s Chief Executive Officer and Chairman of the Board of Directors, which the Board of Directors has determined is the most appropriate governance structure for BlackRock. Mr. Fink has served in this capacity since founding BlackRock’s predecessor entities in 1988. As the founder of BlackRock with over 20 years of experience leading the Company, Mr. Fink has acquired a breadth of unique and specialized knowledge about BlackRock’s operations. Mr. Fink solicits input from all the directors regarding the Board of Directors agenda and processes. To facilitate coordination with the independent directors and the exercise of independent judgment by the Board of Directors, the Board has appointed Mr. O’Brien, the Chairman of the Nominating and Governance Committee, to serve as the lead independent director. The lead independent director facilitates communication between the independent directors and the Chairman of the Board, advises on the selection of committee chairs, ensures appropriate information is sent to the Board and works with the Chairman to identify agenda and other discussion items for the Board. The lead independent director chairs the executive sessions or special meetings of the independent directors and presides at meetings of the Board in the absence of or at the request of the Chairman of the Board. The lead independent director also has the authority to call additional meetings of the independent directors. Each of these responsibilities is set out in BlackRock’s Corporate Governance Guidelines.

Report of the Audit Committee

In accordance with, and to the extent permitted by, the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act, or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles in the United States.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2010.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Murry S. Gerber, Chairman

Mathis Cabiallavetta

Dennis D. Dammerman

Kenneth B. Dunn, Ph.D.

Ivan G. Seidenberg

OWNERSHIP OF BLACKROCK COMMON AND PREFERRED STOCK

Common Stock

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s voting securities as of March 31, 2011 by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding voting securities of BlackRock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of the BlackRock executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of voting securities shown. The number of shares of voting securities shown in the following Security Ownership Table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following Security Ownership Table, beneficial ownership includes any shares of voting securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 31, 2011, through the exercise of any option, warrant or right.

As of March 31, 2011, there were 132,272,026 shares of BlackRock’s common stock outstanding.

	Amount of beneficial ownership of common stock	Percent of common stock outstanding
The PNC Financial Services Group, Inc. and affiliates (1) One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	33,384,160	25.2%
Norges Bank (The Central Bank of Norway) (2) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo, Norway	9,884,888	7.5%
Wellington Management Company, LLP (3) 280 Congress Street Boston, MA 02210	8,459,813	6.4%
Barclays Bank PLC and affiliates (4) 1 Churchill Place London, England E14 5HP	3,031,516	2.3%
Bank of America Corporation and affiliates (5) 100 N. Tryon Street Charlotte, NC 28255	593	*
Abdlatif Yousef Al-Hamad	2,539	*
Mathis Cabiallavetta (6)	3,740	*
Dennis D. Dammerman	4,568	*
William S. Demchak	—	*
Robert E. Diamond, Jr.	—	*
Kenneth B. Dunn	7,738	*
Laurence D. Fink (6)(7)(8)	1,782,892	1.3%
Murry S. Gerber	27,090	*
James Grosfeld	153,075	*
Blake R. Grossman (7)	100	*

	Amount of beneficial ownership of common stock	Percent of common stock outstanding
Robert S. Kapito (6)(7)(8)(9)	841,336	*
David H. Komansky	6,998	*
Sir Deryck Maughan	5,640	*
Thomas K. Montag	—	*
Thomas H. O’Brien	13,556	*
Ann Marie Petach (7)	6,081	*
Linda Gosden Robinson	11,214	*
James E. Rohr	3,524	*
Ivan G. Seidenberg	6,878	*
John S. Varley	—	*
Kendrick R. Wilson, III (7)	—	*
All directors and executive officers as a group (31 persons) (6)(7)(8)	4,540,763	3.4%

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.
(1)	Based on the Form 4 of The PNC Financial Services Group, Inc. and affiliates filed on February 11, 2011.
(2)	Based on the Schedule 13G of Norges Bank (The Central Bank of Norway) filed on February 15, 2011.
(3)	Based on the Schedule 13G of Wellington Management Company, LLP filed on February 14, 2011.
(4)	Based on the Schedule 13G of Barclays Bank and affiliates filed on December 3, 2009.
(5)	Based on the Form 4 of Bank of America and affiliates filed on November 15, 2010. Bank of America, Merrill Lynch and Merrill Lynch Group each disclaim beneficial ownership of the shares of common stock, except to the extent of its pecuniary interest therein.
(6)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(7)	Does not include unvested restricted stock, unvested restricted stock units and unvested stock options.
(8)	Includes shares of BlackRock common stock subject to employee stock options held by the executive officers and either exercisable as of March 31, 2011 or exercisable within 60 days of that date. The shares subject to such options are as follows: for Messrs. Fink (402,800 shares) and Kapito (175,000 shares) and for all directors and executive officers as a group (842,800 shares). The other named executive officers and the non-management directors do not own any options.
(9)	Does not include 240,855 shares held in trust for the benefit of Mr. Kapito, over which Mr. Kapito does not have voting or dispositive power.

Preferred Stock

As of March 31, 2011, there were 57,108,553 shares of BlackRock’s Series B non-voting convertible participating preferred stock issued and outstanding, which has a liquidation preference of $0.01 per share (the “Series B Preferred Stock”), and 2,866,439 shares of BlackRock’s Series C non-voting convertible participating preferred stock issued and outstanding, which has a liquidation preference of $40.00 per share (the “Series C Preferred Stock”). As of March 31, 2011, Bank of America, PNC and Barclays owned 13,562,878, 2,823,188 and 34,535,255 shares, respectively, of our Series B Preferred Stock issued and outstanding. As of March 31, 2011, PNC owned all shares of our Series C Preferred Stock issued and outstanding.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

Compensation for the CEO and other named executive officers (as defined below in “Summary of Compensation”) for 2010 was determined in a manner consistent with the firm’s pay for performance approach. BlackRock’s compensation approach:

•	Determines compensation based on Company and individual performance.

•	Delivers compensation using equity programs that require continued performance by the Company over the long-term.

•	Promotes appropriate sharing of financial results between shareholders and employees.

In this context, the pay of the named executive officers, and the CEO specifically, were based on the absolute and incremental improvements in performance for the year as well as on the achievement of results versus objectives that were approved by the MDCC in the beginning of 2010.

2010 Performance

In general, Company performance was strong and included record levels of earnings. Specific and measurable results include:

•	Diluted earnings per share of $10.94 on an as-adjusted basis (all as-adjusted numbers as described and reconciled in BlackRock’s Form 10-K).

•	Total revenue of $8.6 billion.

•	Net income and diluted earnings per share exceeded budgeted levels by 8% for each element.

•

Assets under management (“AUM”) of $3.56 trillion at year end 2010, reflecting net new business of $57.8 billion (excluding merged related outflows) and market appreciation in asset values of $284.1 billion.

•	Operating margin of 39.3% on an as-adjusted basis with a 34.7% compensation and benefits expense to revenue ratio.

•

Continued competitive investment performance across all active AUM classes for multiple periods, including 70% of active AUM outperforming benchmark or peer medians for the one-year period ended December 31, 2010.

The Company has delivered and is on track to reach critical integration milestones related to the BGI acquisition. Please see “Certain Relationships and Related Transactions—Transactions with Barclays and its Subsidiaries” for additional information on the BGI acquisition. Several notable additional achievements include:

•	Implementing a new corporate governance model to deliver the benefits of scale and the firm’s intellectual capital to our clients in every major market in the world.

•	Transitioning BGI to a common BlackRock operating platform and developing an enterprise risk framework to ensure prudent risk management for the Company, its shareholders and its clients.

2010 Compensation Results

Given performance results described above, aggregate annual compensation for the CEO and the other named executive officers as a group increased by 6% on a year-over-year basis. Year-over-year comparisons exclude Mr. Grossman and Mr. Wilson, neither of whom was an executive officer of BlackRock in 2009.

•	Aggregate annual CEO pay increased 4% versus 2009.

•	Aggregate annual pay for the President and CFO increased by 5% and 11%, respectively.

•

Compensation for Mr. Grossman was made in accordance with the terms of an agreement entered into at the time he joined BlackRock that required achievement of performance results for 2010. Mr. Grossman’s employment with BlackRock ended on December 31, 2010 (see the footnotes to the compensation tables for additional details).

•

60% of aggregate annual pay for continuing executives (i.e., excluding Mr. Grossman) was awarded in the form of BlackRock equity, which vests over multiple years. Given the significance of the equity components of compensation, realized compensation for executive officers will be dependent on future stock price performance.

Please see “—Determination of 2010 Compensation for Named Executive Officers” for additional commentary on compensation for named executive officers.

Compensation Governance Practices

BlackRock has adopted strong governance procedures and practices with respect to employment and compensation, which are exemplified by the following:

•	Thorough risk assessment process, as described under “—Risk Analysis of Compensation Plan.”

•	A clawback policy that allows for the recoupment of performance-based compensation (both annual and long-term, including all equity compensation).

•	BlackRock prohibits short selling of BlackRock securities and pledging shares as collateral for a loan (among other items described later).

•	No change in control arrangements with BlackRock’s executives.

•

No ongoing employment agreements or guaranteed compensation arrangements with BlackRock’s named executive officers. 2010 compensation arrangements for Mr. Grossman and Mr. Wilson were determined as part of their initial employment with BlackRock.

•	No tax reimbursements for any perquisites.

•	No supplemental retirement benefits to BlackRock’s executives.

Key Elements of Executive Compensation

The key elements of BlackRock’s executive compensation program include:

•	Base salaries;

•	Annual incentive awards;

•	Long-term incentive compensation;

•	Retirement and other benefits; and

•	Perquisites.

Base Salaries

Base salaries are intended to provide regular cash flow to executives throughout the year, and represent a relatively small portion of total compensation. Less than 3% of named executive officer annual compensation was delivered through salary. None of the named executive officers received a base salary increase for 2010.

Annual Incentive Awards

Annual incentive awards represent a significant percentage of total compensation for senior leaders of the Company. Variability of annual incentives allows compensation that is differentiated on an individual basis from year to year in recognition of Company and individual performance. The emphasis on performance-based annual incentives permits lower fixed compensation expense.

A significant portion of annual bonus for senior leaders is awarded in BlackRock equity that vests in three equal installments in each year following grant. The stock component is determined using a firm-wide guideline that awards a greater portion of annual bonus in equity for higher levels of total bonus.

In addition, equity awards from the “Partner Plan” are made to select senior leaders of the Company to provide greater linkage with the Company’s future results. Participants in the Partner Plan include named executive officers and other key leaders of the Company. Participation and award size is determined on an individual basis as part of an integrated annual compensation decision that acknowledges business role, individual performance and ability to contribute to Company performance. See footnote 2 of the Summary Compensation Table for additional detail of 2010 equity awards for named executive officers.

Long-Term Incentive Compensation

Long-term incentives are designed to aid in the retention of senior management and to align their interests with long-term shareholder interests. The Company has historically granted long-term incentives to our named executive officers on an episodic basis. For the past two years, the MDCC has approved annual grants of shares under the Company’s Partner Plan. The purpose of these grants has been to increase the portion of compensation provided to senior management in the form of equity (rather than cash) and, through vesting requirements to enhance the retentive power of our programs.

The long-term incentive awards for recipients, including named executive officers, have been established individually to provide meaningful incentive for continued performance over a multi-year period recognizing the scope of the individual’s role, business expertise and leadership skills. In certain circumstances, long-term incentives require achievement of performance conditions prior to vesting. See footnotes 1 and 4 to the 2010 Outstanding Equity Awards at Fiscal Year-End Table for detail of outstanding long-term incentive awards for named executive officers.

Retirement and Other Benefits

BlackRock provides employee benefits and retirement programs in which all eligible employees participate, including the named executive officers. Program benefits include medical, dental, life and disability benefits and retirement savings vehicles. BlackRock makes contributions to 401(k) accounts of its named executive officers on a basis consistent with other employees. BlackRock does not maintain a supplemental executive retirement program.

Certain employees, including the named executive officers, may voluntarily defer all or a portion of their annual incentive awards under the BlackRock, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “VDCP”). Elections to defer must be made no later than June 30 of the year for which the bonus is paid. Deferred amounts are held by BlackRock as unsecured liabilities and participants may, from time to time, elect to have their deferred account credited with future investment returns from among 14 benchmark funds. The benchmark investments for named executives are the same as for all other participants. Under the terms of the VDCP, deferred amounts and any benchmark returns are immediately vested. None of the named executive officers elected to defer a portion of their bonus pursuant to the VDCP.

None of the named executive officers participate in any Company-sponsored defined benefit program.

No Employment, Severance or Change of Control Agreements

None of the continuing named executive officers have individual employment, severance, or change of control agreements with BlackRock. In the event of involuntary termination of employment without cause by BlackRock, named executive officers may be eligible for severance benefits under BlackRock’s Severance Pay Plan (the “Severance Plan”). The Severance Plan provides salary continuation of two weeks per year of service with a minimum of 12 weeks and a maximum of 54 weeks to all U.S.-based employees who are involuntarily terminated without cause in conjunction with an elimination of position, including through a reduction in force.

Perquisites

BlackRock makes certain perquisites and other benefits available to named executive officers that are considered a reasonable part of the executive compensation program. The incremental costs of these benefits are included in the “All Other Compensation” column of the Summary Compensation Table. BlackRock does not provide tax reimbursements for any perquisites. BlackRock obtains aircraft services from a third party supplier, which it makes available to its executive officers for business and personal use. BlackRock imputes income to the executive officer with respect to the executive officer’s first 25 hours of personal use equal to BlackRock’s cost of obtaining the aircraft services. With respect to personal use in excess of 25 hours, the executive officer reimburses BlackRock for a portion of the cost of the airplane services and in respect of the portion not reimbursed, BlackRock imputes income to the executive officer. BlackRock also provides a leased car and driver for Mr. Fink’s business and personal use. BlackRock offers a financial planning perquisite to named executive officers.

Named executive officers have participated in investment opportunities offered from time to time to BlackRock employees. These offerings may be provided without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements.

Clawback, Hedging and Pledging Policies

BlackRock has a clawback policy related to performance-based compensation (covering annual and long-term incentives, including all equity compensation) that is applicable in the event that financial results are restated. After a review of all relevant facts and circumstances, the Board may seek recoupment on behalf of BlackRock from current or former employees of all or any portion of such employee’s performance-based compensation (including any appreciation thereon) as it deems appropriate if such employee’s actions caused the need for a restatement.

BlackRock prohibits short selling of, as well as the trading of options or warrants on, BlackRock securities. In addition, executive officers and BlackRock’s General Counsel may not (i) use BlackRock stock as collateral for a loan in a margin account, (ii) pledge shares of BlackRock stock as collateral for a loan or (iii) engage in any transactions that have the effect of hedging the economic risks and rewards of BlackRock equity awards.

Share Ownership Guidelines

Annual equity awards and long-term incentive awards in conjunction with existing high levels of direct ownership of BlackRock stock ensure that executive officers’ interests are aligned with shareholder interests. As a result, the Company does not have explicit stock ownership guidelines for executives.

Market Compensation Data

The MDCC considers market intelligence on compensation to be important information in the determination of pay for the named executive officers. To gather market data annually and to analyze the competitiveness of its executive compensation programs, management engages McLagan Partners, a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting pay trends in the asset management industry.

The results of McLagan Partners’ surveys were:

•	Analyzed to account for differences in the scale and scope of operations between survey incumbents and BlackRock;

•	Used to evaluate BlackRock’s overall competitive compensation position as well as its position by functional business and by title; and

•

Used to make comparisons on an officer-by-officer basis, where an appropriate match of position scope and responsibilities could be made and sufficient market data was available to maintain the confidentiality of all participant firms.

The MDCC was presented with the results and analyses of the surveys and reviewed the types and mix of compensation elements offered to employees by participants in McLagan Partners’ surveys. When determining the appropriate competitive market data to use, the MDCC considered the size and complexity of BlackRock, and the scope of individual positions. While market data is one factor in evaluating overall pay levels within BlackRock, individual pay decisions are primarily based on individual and Company performance.

The MDCC directly retains Semler Brossy Consulting Group LLC (“Semler Brossy”), a compensation consultant, to provide objective advice on the pay practices and the competitive landscape for the compensation of BlackRock’s executive officers. Semler Brossy reviewed the firms included in the McLagan Partners’ analyses and the results of the competitive surveys. Semler Brossy also reviewed publicly disclosed pay information for executive management roles within certain publicly traded asset management firms, including Affiliated Managers Group, Inc., AllianceBernstein Holdings L.P., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Capital Group Inc., Legg Mason, Inc. and T. Rowe Price Group, Inc. These firms were selected because these are the most similar to BlackRock in terms of size, scope and complexity among companies for which publicly available data exists. However, these firms do not provide ideal comparisons (for example, they are generally far smaller than BlackRock) and therefore were used only to understand pay trends among other public asset managers. The companies used in the McLagan Partners’ study (which include both public and private companies)

offer more suitable comparisons for these purposes. The MDCC also consulted with Semler Brossy on pay trends and emerging compensation practices among financial services firms beyond the asset management sector for general context and perspective on the industry.

Determination of 2010 Compensation for Named Executive Officers

In accordance with NYSE rules, the MDCC consists solely of independent directors and is charged with determining and approving CEO compensation, among other things. With respect to the other named executive officers listed in the Summary Compensation Table, the MDCC seeks recommendations from the CEO and approves all pay actions.

Compensation decisions for executive officers are made once annually with initial review beginning in December of each year. Final determinations of annual bonus compensation for that year, as well as Partner Plan equity awards, are approved in January of the following year. This timing allows full-year results to be considered along with other non-financial goals and objectives in the MDCC’s determination of compensation. Although the framework for compensation decision-making is tied to the financial performance of BlackRock, significant discretion is used to determine individual compensation based on achievement of strategic and operating results and other considerations such as management and leadership capabilities.

No set formulas are established and no fixed benchmarks are used in determining annual incentive awards. In determining specific individual compensation amounts, the MDCC considered a number of factors, including both non-financial goals and objectives for 2010 and our overall financial and investment performance (including, as applicable, performance against the prior year and/or against budget). These results were viewed in the aggregate by the MDCC without any specific weighting, and there was no direct correlation between any particular performance measure and the resulting annual incentive award.

Annual incentive awards are generated from a bonus pool established by the Company. The Company derives the total bonus pool amount in large part by considering the projected amount of bonuses relative to our pre-incentive operating income (adjusted for certain non-recurring items), as well as reviewing other financial measures, including the ratio of our annual compensation and benefits expense to our net revenue. The use of these guidelines is designed to ensure a balance of shareholder and employee interests, in particular to ensure that bonuses are closely tied to profitability and that overall compensation and benefits costs are competitive. There are no fixed percentages established with respect to these guidelines; rather, accruals are made over the course of the year and are designed to ensure that sufficient funds are available to pay annual incentive awards. These accruals are reviewed and monitored during the course of the year by the MDCC and are subject to adjustment by the MDCC to reflect market conditions, competitive pay levels and the Company’s performance (e.g., revenue run rate, net inflows of AUM, operating margin and investment performance). Compensation and benefits expense includes the annual cost of all of BlackRock’s compensation programs (e.g., salary, annual cash bonus accrual, stock award amortization and benefits costs).

At the end of the year, the MDCC approves the final size of the pool for allocation. In 2010, the total bonus pool allocated among our employees was approximately $1.1 billion of which approximately $52.8 million was allocated to our named executive officers in the form of cash and equity awards as indicated in columns (3) and (4) of the table below. The 2010 Partner Plan awards made to each named executive officer were determined by the MDCC as part of a process in which the MDCC subjectively arrived at an overall 2010 compensation amount that the MDCC deemed appropriate for that named executive officer. The size of the 2010 Partner Plan awards for a particular named executive officer represents an amount which, after taking into account the other components of 2010 compensation for that named executive officer, would yield the desired amount of aggregate 2010 compensation. The Partner Plan awards for the named executive officers are set forth in column (5) of the table below.

The following table outlines the components of compensation considered by the MDCC and, for those named executive officers who were employed by BlackRock for full-year 2009, the percentage change in aggregate compensation from 2009 to 2010. The table shows the 2010 aggregate compensation amounts presented in a format that differs from the amounts required to be disclosed in the Summary Compensation Table by SEC regulations. As shown in the table, the MDCC recognizes a portion of the prior long-term incentive awards in determining aggregate compensation amounts for executive officers.

Name	2010 Base Salary	2010 Bonus Paid in Cash	2010 Bonus Paid in Stock	Partner Plan Award	Annualized Initial Value of Previously Granted Long-Term Incentives	2010 Aggregate Annual Compensation	% Change in Aggregate Annual Compensation From 2009
Laurence D. Fink	$500,000	$10,175,000	$9,225,000	$3,750,000	$3,343,000	$26,993,000	4%
Robert S. Kapito	$400,000	$8,010,200	$7,060,200	$3,000,000	$1,928,000	$20,398,400	5%
Blake R. Grossman	$500,000	$12,000,000	$—	$—	$3,750,000	$16,250,000	n/a
Kendrick R. Wilson, III	$400,000	$2,400,000	$1,450,000	$750,000	$2,500,000	$7,500,000	n/a
Ann Marie Petach	$450,000	$1,637,500	$800,000	$1,312,500	$437,500	$4,637,500	11%

Additional Detail on CEO Compensation Determination

The MDCC determined the annual incentive award for Mr. Fink through a process of assessment of financial results and individual accomplishments, consultation with Semler Brossy regarding market and financial context and the exercise of discretion.

Annual incentive decisions were made in the context of the total compensation package, including base salary and the annualized initial value of Mr. Fink’s long-term incentive award opportunity. For this purpose, 20 percent of the initial value of the January 2007 long-term incentive award was included in the aggregate compensation considered by the MDCC, reflecting the five-year period over which the award vests.

BlackRock’s results for 2010 were viewed in the context of goals and objectives that were approved by the MDCC as well as the Company’s absolute performance and incremental performance from prior years. In addition to BGI integration results, 2010 CEO goals and objectives covered the following areas: financial results, investment results, growth in AUM, client relationships, industry leadership, employee engagement and succession planning and risk management.

Given Mr. Fink’s performance and Company results, the MDCC determined that total annual compensation that was $1,000,000 higher than 2009 was appropriate. The cash and stock elements of the 2010 corporate bonus for Mr. Fink and the other members of the senior management team (except Mr. Grossman) were determined using the same sliding scale approach that is used for other employees.

Mr. Fink’s 2010 Partner Plan award was 25% lower than his award in 2009. The 2009 Partner Plan awards for Mr. Fink and other named executive officers were larger to place a greater emphasis on shareholder value creation immediately following the BGI acquisition.

The MDCC has approved CEO goals and objectives for 2011 that cover the following areas: financial results, investment results, revenue growth, client relationships, industry leadership, employee engagement, succession planning and diversity. Results gauged against these objectives will form the basis for 2011 pay decisions for the CEO and other members of senior management.

Additional Detail on Named Executive Officer Compensation Determination

Similar to the CEO pay determination, individual annual incentive decisions for the other named executive officers were made in the context of each executive’s total compensation package. For this purpose, the portion of the long-term incentive award included in aggregate compensation was the initial value of the awards divided by the vesting period. The determination of annual bonus and Partner Plan awards was also based on an assessment of individual contributions to BlackRock’s success throughout the year and ability to contribute in the future. Annual bonus decisions for named executive officers below the CEO reflect a number of factors.

Mr. Kapito

Mr. Kapito’s compensation was established using the same considerations of business results as were used for the CEO. Consistent with the CEO’s bonus determination, Mr. Kapito’s total annual compensation was $1,000,000 higher than 2009. The resulting aggregate annual compensation for Mr. Kapito of $20,398,400 is 5% higher than 2009. Like Mr. Fink and other members of the senior management team, Mr. Kapito’s Partner Plan award was 25% lower than 2009.

Mr. Grossman

Mr. Grossman’s 2010 compensation was based on a letter agreement entered into at the time of his hire in 2009. The agreement required achievement of performance conditions, which were met based on BlackRock’s financial results for 2010. Pursuant to his separation agreement, $5,525,000 of Mr. Grossman’s 2010 cash bonus will be paid in February 2012. In addition, Mr. Grossman has forfeited a significant portion of the equity awards that were granted in 2010 as a result of his departure from the firm. See footnote 2 of the Summary Compensation Table and footnotes 3 through 5 of the 2010 Grants of Plan-Based Awards Table for additional details.

Mr. Wilson

Mr. Wilson’s 2010 compensation was based on a letter agreement entered into at the time of his hire in 2010. Mr. Wilson’s Partner Plan award was developed to recognize his contributions as Chairman of BlackRock Alternative Investors and the BlackRock Human Capital Committee.

Ms. Petach

In light of the added scale and scope of the CFO function following the BGI acquisition, including integration efforts and effective engagement with investors during the Company’s successful secondary offering, Ms. Petach’s total annual compensation increased 11% versus 2009. Like Mr. Fink and other members of the senior management team, Ms. Petach’s Partner Plan award was 25% lower than 2009.

Tax Implications

All compensation paid to the named executive officers is intended to qualify as tax deductible under Section 162(m) of the Internal Revenue Code. The MDCC will, however, consider awarding compensation to named executive officers that is not fully deductible under Section 162(m) of the Internal Revenue Code in cases where it is determined to be in the best interest of the Company and shareholders to do so.

For 2010, annual incentive awards were made to the named executive officers pursuant to BlackRock’s stockholder approved Amended and Restated 1999 Annual Incentive Performance Plan (the “Performance Plan”). In February 2010, the MDCC established a maximum corporate incentive pool based on pre-incentive operating income, and through prescribed formulas, effectively set maximum annual incentive award amounts for each of the named executive officers in accordance with the Performance Plan. In determining the final annual incentive awards for each named executive officer, the MDCC exercised its discretion to pay less than the formula results, based on the criteria and factors discussed above, to arrive at the final amounts.

Report of the Management Development and Compensation Committee

The following is the MDCC report to stockholders. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Management Development and Compensation Committee

Report on Executive Compensation for Fiscal Year 2010

The MDCC of BlackRock has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

David H. Komansky, Chairman

Dennis D. Dammerman

James Grosfeld

Sir Deryck Maughan

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the MDCC was, during the fiscal year, an officer or employee, formerly an officer or involved in any related person transactions requiring disclosure in this Proxy Statement. No executive officer of BlackRock served (i) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the MDCC of BlackRock, (ii) as a director of another entity, one of whose executive officers served on the MDCC of BlackRock, or (iii) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of BlackRock.

Risk Analysis of Compensation Plan

The compensation program for BlackRock employees is structured to avoid providing incentives for excessive or unnecessary risk taking. In setting compensation, the MDCC considers the risks to BlackRock and to the achievement of BlackRock’s goals that may be inherent in the compensation program. A significant portion of employee compensation is performance-based and “at risk.” BlackRock believes that its compensation plans are appropriately structured and do not pose risks that are reasonably likely to have a material adverse effect on BlackRock.

The MDCC considers the following when evaluating whether employee compensation plans and policies encourage BlackRock employees to take unreasonable risks:

•	performance goals that are reasonable in light of past performance and market conditions;

•	longer-term expectations for earnings and growth;

•	the fact that the base salary component of the compensation program does not encourage risk taking because it is a fixed amount;

•

the stock portion of annual incentive awards to executive officers, which is the largest component of total annual compensation paid to executive officers, is paid in the form of restricted stock and/or restricted stock units, which only vest over time, and thus, depend on the performance of BlackRock as a whole and continue to be “at risk” until vesting and settlement in the future; and

•	the portion of bonuses paid as restricted stock and/or restricted stock units is determined using a sliding scale that allocates increasingly larger proportions as stock as bonus amounts increase.

One of BlackRock’s primary product tools is risk management and, while employees are compensated for strong performance in their management of client assets, they are required to manage risk within the risk profiles appropriate for BlackRock’s clients. Therefore, BlackRock employees are not rewarded for engaging in high-risk transactions outside of established parameters. BlackRock’s compensation practices do not provide undue incentives for short-term planning or short-term financial rewards, do not reward unreasonable risk and provide a reasonable balance between the many and substantial risks inherent within the business of investment management, risk management and advisory services.

BlackRock’s revenues are not subject to significant estimates as they are based on advised assets and past services. Expenses also are not subject to significant estimates. The Company’s operating income, on which compensation is based, is not reliant on the Company’s seed or co-investments. While BlackRock may make seed or co-investments in its various funds alongside clients, it is not involved in proprietary trading where there would be an incentive to put BlackRock assets at risk in order to generate short-term returns.

Summary of Compensation

The following Summary Compensation Table sets forth information concerning compensation provided by BlackRock for the years indicated to the Chief Executive Officer, the next three most highly compensated executive officers and the Chief Financial Officer during the year (collectively, the “named executive officers”).

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3) (Fair Value of Awards)	Option Awards ($) (Fair Value of Awards)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)(4)	Total ($)
Laurence D. Fink	2010	$500,000	$10,175,000	$12,805,466	—	—	$358,828	$23,839,294
Chairman and Chief	2009	$500,000	$9,050,000	$5,988,337	—	—	$321,079	$15,859,416
Executive Officer	2008	$500,000	$11,372,500	$8,403,338		—	$365,443	$20,641,281

Robert S. Kapito	2010	$400,000	$8,010,200	$9,833,796	—	—	$62,050	$18,306,046
President	2009	$400,000	$7,010,200	$4,508,450	—	—	$31,005	$11,949,655
	2008	$400,000	$8,720,760	$6,443,017	—	—	$194,798	$15,758,575

Blake R. Grossman (1)	2010	$500,000	$12,000,000	$21,143,591	—	—	$14,700	$33,658,291
Vice Chairman

Kendrick R. Wilson, III (1)	2010	$400,000	$2,400,000	$9,980,021	—	—	$1,481	$12,781,502
Vice Chairman

Ann Marie Petach	2010	$450,000	$1,637,500	$2,145,470	—	—	$11,350	$4,244,320
Senior Managing	2009	$450,000	$1,655,000	$404,226	—	—	$11,500	$2,520,726
Director and Chief	2008	$450,000	$1,160,000	$789,514	—	—	$8,022	$2,407,536
Financial Officer

(1)	Mr. Grossman and Mr. Wilson were not named executive officers in 2008 or 2009. Mr. Grossman ceased being an executive officer on December 31, 2010. As a result of Mr. Grossman’s departure from BlackRock, 50,241 shares granted in 2010 (with a grant date value of $10,742,530) reflected in the total above were forfeited.
(2)	These amounts represent the cash portion of annual bonuses for the respective periods awarded pursuant to the Performance Plan. To secure the deductibility of annual incentive awards (including cash bonuses) awarded to the named executive officers, each named executive officer’s total incentive award is awarded under the Performance Plan, which permits deductibility of compensation paid to the named executive officers under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the Performance Plan determines only the maximum amount of incentive compensation that may be awarded to named executive officers for the fiscal year. The amount of incentive compensation awarded to each named executive officer in January 2011 (for fiscal year 2010) was based on the criteria more fully described under the caption “Compensation Discussion and Analysis” and was less than the portion of the performance-based bonus pool available for awards to each named executive officer under the Performance Plan.

As described under the caption “Compensation Discussion and Analysis,” on January 27, 2011, Messrs. Fink, Kapito and Wilson and Ms. Petach were awarded restricted stock as part of their annual bonuses for the 2010 fiscal year. These awards had a grant date value of $9,225,000, $7,060,200, $1,450,000 and $800,000, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 27, 2011, of $200.405.

Additionally, Messrs. Fink, Kapito and Wilson and Ms. Petach received Partner Plan awards with grant date value of $3,750,000, $3,000,000, $750,000, and $1,312,500, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 27, 2011, of $200.405. Pursuant to his separation agreement, $5,525,000 of Mr. Grossman’s 2010 cash bonus will be paid in February 2012. The value of the deferred awards made on January 27, 2011 is not reflected in this Summary Compensation Table pursuant to SEC regulations.

(3)	Reflects the fair value of awards made during each calendar year as measured by BlackRock’s closing stock price on the date of grant.
(4)	In 2010, $315,377 and $23,650 were attributable to personal use by Messrs. Fink and Kapito, respectively, of aircraft services that BlackRock obtained from a third party supplier, and these amounts reflect the incremental cost to BlackRock to obtain the aircraft services, net of amounts reimbursed by the executive officer. For Mr. Fink, $32,101 was attributable to the incremental cost to BlackRock of providing car service for personal use. For Mr. Kapito, $27,050 was attributable to financial planning services. For Messrs. Fink, Kapito, Grossman and Wilson and Ms. Petach, $11,350, $11,350, $14,700, $1,481, and $11,350, respectively, were attributable to contributions made by BlackRock under its defined contribution (401(k)) plan in 2010.
No Nonqualified Deferred Compensation Earnings were determined to be above-market. None of the named executive officers participate in any BlackRock defined benefit pension plans.

2010 Grants of Plan-Based Awards

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by BlackRock in 2010 to our named executive officers.

Name	Grant Date(1)	Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)
Laurence D. Fink	1/29/2010	1/19/2010	37,031	$7,917,968	(3)
	1/29/2010	1/19/2010	22,858	$4,887,498	(4)

Robert S. Kapito	1/29/2010	1/19/2010	27,705	$5,923,883	(3)
	1/29/2010	1/19/2010	18,286	$3,909,913	(4)

Blake R. Grossman	1/29/2010	1/19/2010	7,451	$1,593,173	(3)
	1/29/2010	1/19/2010	22,858	$4,887,498	(4)
	1/29/2010	1/19/2010	68,576	$14,662,920	(5)

Kendrick R. Wilson, III	2/25/2010	2/25/2010	45,717	$9,980,021	(5)

Ann Marie Petach	1/29/2010	1/19/2010	2,034	$434,910	(3)
	1/29/2010	1/19/2010	8,000	$1,710,560	(4)

(1)	Dates shown are the dates on which approved award values were converted to a number of restricted shares or restricted stock units based on the average of the high and low price of BlackRock common stock on the applicable date.
(2)	Amounts reflected represent the fair value of grants made in January and February 2010, based on the closing price of BlackRock common stock on January 29, 2010 and February 25, 2010. These grants represent the stock portion of the annual bonuses attributable to the 2009 fiscal year.
(3)	The January 29, 2010 awards represent grants of restricted shares awarded to Messrs. Fink, Kapito and Grossman and Ms. Petach as part of their 2009 bonus awards. These restricted shares vest one-third on each anniversary of January 31, 2010. These grants represent the stock portion of the annual bonuses attributable to the 2009 fiscal year. As a result of Mr. Grossman’s departure from BlackRock, the remaining 4,968 unvested shares from his year-end equity award will vest 100% on December 31, 2011.
(4)	The January 29, 2010 awards represent Partner Plan awards to Messrs. Fink and Kapito and Ms. Petach as part of their 2009 bonus awards. These restricted shares vest in three installments beginning on January 31, 2010. As a result of Mr. Grossman’s departure from BlackRock, his Partner Plan award will vest 100% on December 31, 2011.
(5)	The awards represent sign-on equity awards to Messrs. Grossman and Wilson as outlined in their offer letters at the time they became employees of BlackRock. Mr. Wilson’s award will vest in two installments on January 31, 2013 and January 31, 2014. Mr. Wilson’s award was converted to a number of restricted shares based on the average of the high and low price of BlackRock common stock on his date of hire. As a result of Mr. Grossman’s departure from BlackRock, 50,241 restricted shares have been forfeited and the remaining 18,335 shares will vest on December 31, 2011.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards and unvested stock awards held by our named executive officers as of December 31, 2010.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Laurence D. Fink	10/15/2002	402,800	—	—	$37.36	10/15/2012	—	—	—	—
	1/31/2007	—	—	364,313	$167.76	1/31/2017	—	—	—	—
	1/22/2008	—	—	—	—	—	13,799	$2,629,813	—	—
	1/23/2009	—	—	—	—	—	35,693	$6,802,372	—	—
	1/29/2010	—	—	—	—	—	37,031	$7,057,368	—	—
	1/29/2010	—	—	—	—	—	14,287	$2,722,816	—	—

Robert S. Kapito	10/15/2002	175,000	—	—	$37.36	10/15/2012	—	—	—	—
	1/31/2007	—	—	210,109	$167.76	1/31/2017	—	—	—	—
	1/22/2008	—	—	—	—	—	10,580	$2,016,336	—	—
	1/23/2009	—	—	—	—	—	26,872	$5,121,266	—	—
	1/29/2010	—	—	—	—	—	27,705	$5,280,019	—	—
	1/29/2010	—	—	—	—	—	11,429	$2,178,139	—	—

Blake R. Grossman (5)	1/29/2010	—	—	—	—	—	—	—	7,451	$1,420,012
	1/29/2010	—	—	—	—	—	—	—	68,576	$13,069,214
	1/29/2010	—	—	—	—	—	—	—	22,858	$4,356,278

Kendrick R. Wilson, III	2/25/2010	—	—	—	—	—	—	—	45,717	$8,712,746

Ann Marie Petach	7/27/2007	—	—	—	—	—	—	—	8,369	$1,594,964
	1/22/2008	—	—	—	—	—	335	$63,844	—	—
	7/31/2008	—	—	—	—	—	—	—	4,150	$790,907
	1/23/2009	—	—	—	—	—	2,410	$459,298	—	—
	1/29/2010	—	—	—	—	—	2,034	$387,640	—	—
	1/29/2010	—	—	—	—	—	5,000	$952,900	—	—

(1)	Amounts reflect long-term incentive plan option awards that vest on September 29, 2011. A performance hurdle requiring either (i) earnings per share on a GAAP basis of $5.20 in 2009, $5.52 in 2010 or $5.85 in 2011, or (ii) a compound annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2006 through 2009, 2006 through 2010, or 2006 through 2011 was met based on BlackRock’s 2009 GAAP earnings per share of $6.11.
(2)	Amounts reflect restricted stock or restricted stock units granted as part of year-end annual incentive awards that vest in three equal increments on January 31 of each year following grant.
(3)	Amounts reflect the year-end value of stock or unit awards, based on the closing price of $190.58 per share of BlackRock common stock on December 31, 2010.
(4)

Amounts include restricted stock and restricted stock unit awards that have performance hurdles that must be met prior to vesting. The awards for Ms. Petach vest on September 29, 2011 and required either (i) earnings per share on a GAAP basis of $5.20 in 2009, $5.52 in 2010 or $5.85 in 2011, or (ii) a

compound annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2006 through 2009, 2006 through 2010, or 2006 through 2011. This performance hurdle was met based on BlackRock’s 2009 GAAP earnings per share of $6.11. Awards for Messrs. Grossman and Wilson required either (i) earnings per share on a GAAP basis of $6.13 in 2010 or $6.50 in 2011 or (ii) a compound annual growth rate in GAAP earnings per share better than the median for BlackRock’s peer group in any of the following periods: 2009 through 2010, or 2009 through 2011. This performance hurdle was met based on BlackRock’s 2010 GAAP earnings per share of $10.55.

(5)	As a result of Mr. Grossman’s departure from BlackRock, 50,241 of the 68,576 shares granted on January 29, 2010 as a sign-on equity award have been forfeited.

2010 Option Exercises and Stock Vested

The following table sets forth information concerning the number of shares acquired and the value realized by our named executive officers during the fiscal year ended December 31, 2010 on the exercise of options or the settlement of restricted stock and restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Laurence D. Fink	97,200	$16,755,045	56,478	$12,076,126
Robert S. Kapito	—	—	41,415	$8,855,355
Blake R. Grossman	—	—	—	—
Kendrick R. Wilson, III	—	—	—	—
Ann Marie Petach	—	—	4,539	$970,529

(1)	Based on share price on exercise date and prior to tax withholding.
(2)	Value realized reflects the closing price of $213.82 per share of BlackRock common stock on January 29, 2010 for awards vesting on January 31, 2010.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Laurence D. Fink	—	—	$260,484	—	$3,069,908
Robert S. Kapito	—	—	$9,961	—	$182,544
Blake R. Grossman	—	—	—	—	—
Kendrick R. Wilson, III	—	—	—	—	—
Ann Marie Petach	—	—	—	—	—

(1)	Includes earnings on balances in the VDCP.

Voluntary Deferred Compensation Plan

Effective January 2002, BlackRock adopted the VDCP, which allows participants to elect to defer between 1% and 100% of their annual incentive compensation not mandatorily deferred under another arrangement. Elections to defer must be made no later than June 30 of the year for which the bonus is paid. The participants must specify a deferral period of up to ten years. Deferred amounts are held by BlackRock as unsecured assets and participants may, from time-to-time, elect to have their deferred account credited with future investment returns from among 14 benchmark funds. The benchmark investments available for the named executive officers are the same as those for all other participants. Deferred amounts and any benchmark returns are immediately vested under the VDCP.

2010 Payments Upon Termination

As described previously, the continuing named executive officers do not have employment, severance or change of control agreements with BlackRock. If any of the named executive officers terminate employment with BlackRock, certain of their outstanding restricted stock units may be subject to accelerated vesting and payment, the exercise periods of outstanding options may be shortened and VDCP balances will be paid, in each case as described below.

Restricted Stock and Restricted Stock Unit Awards Granted as Part of Annual Incentive Awards, Including Partner Plan Awards

There are no change of control provisions associated with outstanding restricted stock and restricted stock unit awards. The values of such awards as of December 31, 2010 are reflected in the 2010 Outstanding Equity Awards at Fiscal Year-End Table. The restricted stock and restricted stock unit awards granted to our named executive officers may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards will vest and be settled immediately.

•

In the event of total disability or involuntary termination not for cause, such awards will continue to vest and be settled in accordance with their original grant terms for one year following a trigger event. At the one year anniversary of the triggering event, all remaining unvested and unsettled awards would vest and be settled; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement, awards will continue to vest and be settled in accordance with their original grant terms for one year following the qualified retirement. At the one year anniversary of the qualified retirement, all remaining unvested and unsettled awards will vest and be paid; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Qualified retirement refers to the voluntary termination of employment with a combined age and length of service totaling 65, a minimum age of 55, a minimum of three year’s service and one-year’s advance written notice of the intention to retire. As of December 31, 2010, Mr. Fink was the only named executive officer eligible for qualified retirement and he has not provided any notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, unvested awards will be forfeited.

Long-Term Incentive Awards

There are no change of control provisions associated with the long-term incentive awards or stock options.

The long-term incentive awards granted to our named executive officers may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards will vest and be settled immediately.

•

In the event of total disability, such awards will continue to vest and be settled in accordance with their original grant terms for one year following the trigger event and at the one year anniversary of the triggering event all remaining unvested and unsettled awards would vest and be settled; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement or involuntary termination not for cause, a pro-rated portion of the remaining and unsettled awards would vest and be settled at the one year anniversary of the triggering event. The pro-ration would be based upon the number of months from the date of the pricing of the award to the triggering event divided by the total number of months in the vesting period; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Any restricted stock units awarded that had not vested prior to the triggering event and that will not vest as a result of the pro-rata calculation are immediately forfeited. Qualified retirement refers to the voluntary termination of employment with a combined age and length of service totaling 65, a minimum age of 55, a minimum of three year’s service and one-year’s advance written notice of the intention to retire. As noted above, as of December 31, 2010, Mr. Fink was the only named executive officer eligible for qualified retirement and he has not provided any notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, unvested awards are forfeited.

The long-term incentive award options granted to our named executive officers may be subject to accelerated vesting as follows:

•

In the case of death, all outstanding options not yet exercisable shall vest, since all applicable performance goals have been satisfied, on the date of the trigger event, and shall remain exercisable for one year from the date of such vesting.

•

In the event of total disability, all outstanding options that were otherwise exercisable as of the trigger event shall remain exercisable for three years following the trigger event. All unvested options shall continue to vest in accordance with their original grant terms for one year following the trigger event and at the one year anniversary of the trigger event all remaining unvested options would vest, and shall remain exercisable for three years following the trigger date; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement.

•

In the event of a qualified retirement, a pro-rata portion of the unvested options, with the pro-ration based upon the number of months from the grant date of the options to the trigger date divided by the total number of months in the vesting period, shall vest upon the earlier of the vesting date of the options or the first anniversary of the trigger date, and shall remain exercisable for three years following the trigger date; provided, that the named executive officer has complied with covenants contained within the equity grant agreement or otherwise agreed to. Any options awarded that had not yet become exercisable prior to the triggering event and will not become exercisable as a result of the pro-rata calculation will terminate immediately as of the trigger date.

•

In the event of an involuntary termination not for cause, a pro-rata portion of the unvested options, with the pro-ration based upon the number of months from the grant date of the options to the trigger date divided by the total number of months in the vesting period, shall vest upon the earlier of the vesting date of the options or the first anniversary of the trigger date, and shall remain exercisable for 90 days following the date the options become exercisable; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the equity grant agreement. Any options awarded that have not yet become exercisable prior to the triggering event and will not become exercisable as a result of the pro-rata calculation will terminate immediately as of the trigger date.

•

In the event of voluntary termination in the absence of qualified retirement, any options that have vested prior to the trigger date shall be exercisable for 90 days following the trigger date, and any options that had not vested prior to the trigger date shall be forfeited as of the trigger date.

•	In the event of a termination for cause, the option award shall terminate upon the trigger event, whether the options are exercisable or not.

Notwithstanding the described treatment above, in no case are the options exercisable after their stated expiration date.

Other Options

All stock options granted to named executive officers prior to 2007 became fully vested and are exercisable for the remainder of their 10-year term unless termination of employment occurs before the award is exercised. The values of the options granted in connection with these awards, along with all other outstanding options as of December 31, 2010 are reflected in the 2010 Outstanding Equity Awards at Fiscal Year-End Table. In the event employment is terminated during the term of any of these options before it is exercised, the option exercise period is shortened as follows:

•	In the event of retirement or disability, the named executive officer may exercise the award for up to three years.

•	In the event of death, the named beneficiary or estate may exercise the award for up to one year.

•	In the event of voluntary termination for other than retirement or disability or involuntary termination for other than cause, the named executive officer may exercise the award for up to 90 days.

•	In the event of termination for cause, awards are terminated as of such date.

•	Notwithstanding the described treatment above, in no case are stock options exercisable after their stated expiration date.

Deferred Compensation

Balances credited to named executive officers under the VDCP are vested at the time of deferral. All balances for the named executive officers as of December 31, 2010 are reflected in the Nonqualified Deferred Compensation Table. Upon termination of employment, any VDCP plan balances will be paid to employees.

2010 Director Compensation

The table below sets forth the compensation provided by BlackRock in 2010 to our directors who are not employees of BlackRock or designees of Bank of America/Merrill Lynch, PNC or Barclays. Directors in 2010 who were also employees of BlackRock or designees of Bank of America/Merrill Lynch, PNC or Barclays are not listed in the table because they did not receive compensation for serving as directors or committee members. Directors who are not employees of BlackRock or designees of Bank of America/Merrill Lynch, PNC or Barclays each receive an annual retainer of $75,000 per year, an annual restricted stock unit grant with a fair value of $100,000 on the last day of the first quarter and are reimbursed for reasonable travel and related expenses. Stock is delivered with respect to the annual restricted stock unit grant on the earlier of (i) the third anniversary of the date of grant and (ii) the date such director ceases to be a member of the Board of Directors. In addition, the Chairman of the Audit Committee receives an additional annual retainer of $30,000, and each director who serves as a member of the Audit Committee receives an additional annual retainer of $15,000. The Chairman of the MDCC receives an additional annual retainer of $20,000, and each director who serves as a member of the MDCC receives an additional annual retainer of $10,000. The Chairman of the Nominating and Governance Committee and Lead Independent Director receives an additional annual retainer of $25,000, and each director who serves as a member of the Nominating and Governance Committee receives an additional retainer of $5,000. Further, each director receives $1,500 for participation in a meeting of the Board of Directors and $1,000 for participation in a meeting of the Audit, Management Development and Compensation or Nominating and Governance Committees.

Each Director who receives compensation will receive at least $25,000 of his or her annual retainer in the form of common stock valued at fair market value. In addition, each director who receives compensation may elect to receive common stock valued at fair market value in lieu of all or a portion of this compensation in excess of $25,000. As indicated below, substantially all of the directors elected to take common stock in lieu of cash payment.

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)(1)(2)	Total ($)(3)
Abdlatif Y. Al-Hamad	—	$186,777	$186,777
Mathis Cabiallavetta	$72,770	$136,259	$209,029
Dennis D. Dammerman	—	$229,981	$229,981
Kenneth B. Dunn	—	$213,819	$213,819
Murry S. Gerber	—	$221,229	$221,229
James Grosfeld	—	$213,777	$213,777
David H. Komansky	$84,502	$125,070	$209,572
Deryck Maughan	—	$202,002	$202,002
Thomas H. O’Brien	—	$202,543	$202,543
Linda Gosden Robinson	$45,563	$145,649	$191,211

(1)	Includes the annual restricted stock unit grants to each director of 459 restricted stock units of BlackRock with a fair value of $100,000. The number of restricted stock units granted was based on the closing stock price on March 31, 2010 of $217.76 per shares and the awards were outstanding at year end. The entire expense for these awards was recorded on the date of grant.
(2)	Includes the shares of common stock granted on March 31, June 30, September 30 and December 31, 2010 respectively based on closing market prices on such dates of $217.76, $143.40, $170.25 and $190.58, respectively, awarded in respect of Board annual retainer and meeting fees. The entire expense for these awards was recorded on the date of grant.

(3)	Effective as of the fourth quarter of 2010, BlackRock increased the annual retainer provided for membership and chairmanship of the independent committees to the levels described above. Prior to the fourth quarter of 2010, the Chairman of the Audit Committee received an annual retainer of $15,000, and each director who served as a member of the Audit Committee received an additional annual retainer of $10,000. The Chairman of the MDCC received an additional annual retainer of $10,000, and each director who served as a member of the MDCC received an additional annual retainer of $7,500. The Chairman of the Nominating and Governance Committee received an additional annual retainer of $5,000, and each director who served as a member of the Nominating and Governance Committee received an additional retainer of $2,500. The increase in the annual retainer was pro-rated for the fourth quarter of 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who own more than 10% of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2010, our directors, Section 16 officers and 10% holders met all applicable SEC filing requirements, except that because of an administrative error, Messrs. Fink, Kapito, Fairbairn and Hallac and Ms. Petach and Ms. Wagner each filed one Form 4 late reporting one transaction, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Bank of America and its Subsidiaries

On September 29, 2006, Merrill Lynch contributed the entities and assets that constituted its investment management business, MLIM, to BlackRock (the “MLIM Transaction”) in exchange for common and non-voting preferred stock such that immediately after such closing Merrill Lynch held approximately 45.0% of BlackRock’s common stock outstanding and an economic ownership of approximately 49.3% on a fully diluted basis. On January 1, 2009, Bank of America acquired Merrill Lynch. In connection with this transaction, BlackRock entered into exchange agreements with each of Merrill Lynch and PNC pursuant to which each agreed to exchange a portion of the BlackRock common stock it held for an equal number of shares of non-voting convertible preferred stock. Merrill Lynch exchanged (i) 49,865,000 shares of BlackRock’s common stock for a like number of shares of BlackRock’s Series B Preferred Stock and (ii) 12,604,918 shares of BlackRock’s Series A Preferred Stock for a like number of shares of Series B Preferred Stock.

On November 15, 2010, Merrill Lynch sold 48,783,134 shares of BlackRock’s common stock, which included 46,453,052 shares of BlackRock’s common stock issuable upon the conversion of an equal number of shares of BlackRock’s Series B Preferred Stock held by Merrill Lynch, in an underwritten registered public offering under BlackRock’s shelf-registration statement on Form S-3, filed with the SEC on September 13, 2010. Additionally, on November 15, 2010, Merrill Lynch sold 2,453,988 shares of BlackRock common stock, consisting entirely of shares of common stock issuable upon conversion of an equal number of shares of BlackRock’s Series B Preferred Stock held by Merrill Lynch, in a direct placement. As of March 31, 2011, Bank of America/Merrill Lynch did not own any shares of BlackRock’s voting common stock and owned approximately 7.1% of BlackRock’s total capital stock outstanding.

Thomas K. Montag, President of Global Banking and Markets for Bank of America serves as a director of BlackRock.

Global Distribution Agreement with Merrill Lynch

On September 29, 2006, BlackRock entered into a global distribution agreement with Merrill Lynch. This agreement was amended and restated on July 16, 2008 and again on November 15, 2010 and all descriptions of the agreement in this Proxy Statement reflect the agreement as amended and restated. The global distribution agreement provides a framework under which Merrill Lynch distributes BlackRock’s investment advisory products (including those of the former MLIM business). The total amount expensed by BlackRock during 2010 relating to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $230.2 million. In addition, BlackRock recorded other revenue of $1.6 million related to fees for certain Merrill Lynch products pursuant to the global distribution agreement.

Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM business that it distributed as of the date of the global distribution agreement on the same economic terms as were in effect on the date of the global distribution agreement or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled. The economic terms of covered products distributed by Merrill Lynch will remain in effect until at least January 1, 2014, except as the parties otherwise agree or as permitted by the global distribution agreement. The term of the global distribution agreement expires on January 1, 2014, and the agreement will automatically renew for one additional three-year term, subject to certain conditions and, thereafter, for such annual or other periods as the parties may agree.

Sales Incentive Restrictions

Merrill Lynch may not, and must cause its distributors not to, provide its sales force with economic incentives for the sale of products that compete with covered products of BlackRock that are any greater than the sales incentives provided to the BlackRock covered products. However, no Merrill Lynch distributor is prohibited from selling products that provide for different rates of sales load, or placement, Rule 12b-1 or other related fees.

Product Availability

During the term of the global distribution agreement, BlackRock must permit each Merrill Lynch distributor to distribute covered products of the former MLIM business, on a basis not less favorable than they were distributed by such Merrill Lynch distributor prior to BlackRock’s acquisition of MLIM or as the parties otherwise agree. For any other covered product in which a Merrill Lynch distributor expresses an interest to BlackRock, upon request of such distributor, BlackRock must use all commercially reasonable efforts to cause each such Merrill Lynch distributor to have the right to distribute such products on a basis not less favorable than that on which any Merrill Lynch distributor distributed comparable covered products of the former MLIM business in the channel in question or other products that would generally be viewed as competitive with such covered products.

New Products

Merrill Lynch must, upon notice from BlackRock, subject to applicable law, standards and practices, use all commercially reasonable efforts to provide distribution services and access to Merrill Lynch distributors for any new covered product on terms in accordance with the global distribution agreement. However, neither Merrill Lynch nor any Merrill Lynch distributor may require BlackRock to offer any new covered products, or limit BlackRock from developing or launching any new covered products.

Transition Services Agreement with Merrill Lynch

On September 29, 2006, BlackRock entered into a transition services agreement with Merrill Lynch and its controlled affiliates to allow BlackRock to transition from relying on Merrill Lynch for various functions for the former MLIM business to using BlackRock’s own systems and to allow Merrill Lynch to transition from relying on the former MLIM business for various functions to using Merrill Lynch’s own systems. The services provided in the 12 months prior to September 29, 2006 continue to be provided at the same general standard of service as they were provided prior to September 29, 2006, until such time as the service recipient is able to provide such services (or a substitute) on its own. The pricing for such services is required to be consistent with historical practices. The total amount expensed by BlackRock for transition services payable to Merrill Lynch in 2010 was $3.0 million.

Other Transactions with Bank of America and its Subsidiaries

In addition to the arrangements set forth pursuant to the global distribution agreement and transition services agreement, BlackRock provides investment advisory and administration services to Merrill Lynch and certain other Bank of America subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from Merrill Lynch and other Bank of America subsidiaries in relation to these services in 2010 totaled $42.1 million.

On March 10, 2011, BlackRock and certain of its subsidiaries entered into a five-year $3.5 billion unsecured revolving credit facility, including a $1.0 billion letter of credit subfacility and a $250 million swingline subfacility for which Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital and several other financial institutions serve as joint lead arrangers and joint bookrunners and for which Bank of America, Barclays Bank and several other financial institutions serve as documentation agents. BlackRock’s obligations under the facility are unsecured and are not guaranteed by any of its subsidiaries. All obligations of any subsidiary borrower under the facility are guaranteed by BlackRock. The facility matures on March 10, 2016. Bank of America is a lender under the facility, with a commitment of $255 million. BlackRock had no amount outstanding under the facility as of March 31, 2011.

On November 8, 2010, BlackRock entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and another financial institution, as representatives of the several underwriters listed therein, pursuant to which Merrill Lynch agreed to sell to the underwriters 48,783,134 shares of common stock, which included 46,453,052 shares of common stock issuable upon the conversion of an equal number of shares of BlackRock’s Series B Preferred Stock held by Merrill Lynch, and PNC agreed to sell to the underwriters 7,500,000 shares of common stock, which consisted entirely of shares of common stock issuable upon the conversion of an equal number of shares of BlackRock’s Series B Preferred Stock held by PNC. BlackRock did not receive any proceeds from the offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as an underwriter and received fees from the selling stockholders in the offering of approximately $85 million.

In connection with the underwriting agreement noted above, on November 8, 2010, Merrill Lynch entered into a lock-up agreement with the representatives of the several underwriters listed in the underwriting agreement, pursuant to which Merrill Lynch agreed, subject to certain exceptions, not to offer, pledge, sell, purchase or otherwise transfer any shares of BlackRock’s common stock or any securities convertible into or exchangeable or exercisable for common stock until the expiration of the lock-up period on February 6, 2011.

On November 8, 2010, BlackRock also entered into a Placement Agent Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and another financial institution, as placement agents, pursuant to which Merrill Lynch agreed to sell 2,453,988 shares of BlackRock common stock in a direct placement. BlackRock did not receive any proceeds from the direct placement and no fees were paid to Merrill Lynch, Pierce, Fenner & Smith for acting as a placement agent in this transaction.

On October 14, 2009, BlackRock entered into a commercial paper program under which BlackRock may issue unsecured commercial paper notes on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. Barclays Capital Inc., Banc of America Securities LLC and two other financial institutions are dealers under the program and may, pursuant to their respective commercial paper dealer agreements with BlackRock, either purchase from BlackRock or arrange for the sale by BlackRock of notes pursuant to an exemption from federal and state securities laws.

In connection with the MLIM Transaction, Merrill Lynch agreed to provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees. Reimbursements will amount to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. Through January 2011, BlackRock had issued total eligible incentive compensation to qualified employees in excess of $200 million and is in the process of seeking reimbursement from Merrill Lynch for an appropriate portion of these awards. In August 2009 and August, 2010, Merrill Lynch reimbursed $25 million and $10 million, respectively, to BlackRock pursuant to this agreement.

BlackRock and Merrill Lynch have also entered into a marketing initiative to share certain fees related to services provided by BlackRock’s transition management team. Pursuant to these arrangements, $1.3 million was due to BlackRock from Merrill Lynch in 2010.

BlackRock provides risk management analytic advisory services to Merrill Lynch for which it received an annual fee of $1.2 million and asset allocation and modeling services for which it received an annual fee of approximately $1 million in 2010.

BlackRock incurred expenses of $5.5 million for launch costs to Merrill Lynch for new closed-end funds in 2010.

In 2010, BlackRock paid $32.9 million to Merrill Lynch and affiliates related to sales commissions for certain distribution financing arrangements to receive certain cash flows from sponsored open-end mutual funds sold without a front-end sales charge. Such sales commissions are capitalized by BlackRock at the time of payment and are subsequently amortized over periods ranging from one to six years.

In addition, BlackRock incurred expenses of $11.4 million for transfer agent services provided by Merrill Lynch for certain international products and paid $4.6 million for referrals of certain retail and institutional clients in 2010. BlackRock also incurred expenses for marketing and promotional activities with Merrill Lynch, primarily joint training sessions, of $2.0 million in 2010.

BlackRock retrocession contracts with Bank of America/Merrill Lynch for various mutual fund distribution services to be performed on behalf of certain non-U.S. based funds managed by BlackRock. BlackRock paid approximately $97 million to Bank of America/Merrill Lynch for such arrangements in 2010. BlackRock incurred approximately $10.8 million in distribution related expenses to Bank of America and affiliates in 2010.

On August 22, 2007, BlackRock entered into a five-year $2.5 billion unsecured revolving credit facility with a syndicate of lenders, including Bank of America. The outstanding obligations under this facility were fully repaid on March 10, 2011 in the amount of $182,000 for various fees, at which time the credit facility was terminated.

An affiliate of Bank of America acts as administrator for BlackRock’s retirement savings plan, for which BlackRock paid Bank of America approximately $590,000 in 2010.

In the ordinary course of business, Bank of America and its subsidiaries provide additional distribution and marketing support services to BlackRock in order to promote the sale of its funds.

Transactions between BlackRock Funds and Client Accounts and Bank of America and its Subsidiaries

From time-to-time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with Bank of America and its subsidiaries. The amount of compensation or other value received by Bank of America in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. Bank of America or its subsidiaries may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. For transactions in equity securities in which Bank of America or its subsidiaries acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of gross commissions generated in favor of Bank of America in 2010 was approximately $29.8 million. Fixed income and certain other securities and financial assets are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions with Bank of America and its subsidiaries in 2010 was approximately $80.6 billion, excluding cash transactions, swaps, rolls, foreign exchange trades and futures transactions.

Bank of America and its affiliates also act from time-to-time in the ordinary course of business as the prime clearing broker for certain of BlackRock’s hedge funds and funds of funds. Additionally, Bank of America or its subsidiaries may from time-to-time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts.

Merrill Lynch and certain other Bank of America affiliates (together with affiliates of Wachovia Corporation) were co-arrangers of the permanent financing to the funds that acquired the Peter Cooper Village and Stuyvesant Town apartment complex in New York City in November 2006. As of December 31, 2009, approximately $4.4 billion of this financing, including a $3.0 billion senior loan and mortgage, remained outstanding. As of December 31, 2009, BlackRock owned a 50% interest in the general partner of the funds and had also made a minority equity investment in the funds. These financings were established in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable loans. Following a default on such financing in January 2010, the special servicer representing the senior lenders of this financing commenced an action to foreclose the senior loan and mortgage on February 16, 2010. In addition, the senior lenders have obtained ownership of certain mezzanine debt secured by ownership interests in the borrower of the mortgage on which the funds have also defaulted. Accordingly, the lenders have the ability to foreclose on such ownership interests and thus acquire indirect ownership of the apartment complex. Either such foreclosure will, upon completion, eliminate the interest of the funds in the apartment complex.

BlackRock products and client accounts also enter into a variety of other arrangements with Bank of America and its affiliates on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian, trustee or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to Bank of America or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, distribution, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In certain cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, Bank of America or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

Transactions with PNC and its Subsidiaries

As indicated above, in connection with Bank of America’s acquisition of Merrill Lynch on January 1, 2009, BlackRock entered into exchange agreements with each of Merrill Lynch and PNC pursuant to which each agreed to exchange a portion of the BlackRock common stock it held for an equal number of shares of non-voting convertible preferred stock. PNC exchanged (i) 17,872,000 shares of the common stock for a like number of shares of Series B Preferred Stock and (ii) 2,889,467 shares of common stock for a like number of shares of BlackRock’s Series C Preferred Stock.

On December 1, 2009, BlackRock acquired all of the outstanding equity interests of the BGI business from Barclays and, in connection with the financing of this acquisition, BlackRock issued 3,556,188 shares of BlackRock’s Series D non-voting participating preferred stock (the “Series D Preferred Stock”) to PNC at a price of $140.60 per share. By its terms, the Series D Preferred Stock was automatically converted to an equal number of shares of Series B Preferred Stock on January 31, 2010.

On November 15, 2010, PNC sold 7,500,000 shares of BlackRock’s common stock, which consisted entirely of shares of BlackRock’s common stock issuable upon the conversion of an equal number of shares of BlackRock’s Series B Preferred Stock held by PNC, as part of the underwritten registered public offering under BlackRock’s shelf-registration statement on Form S-3, filed with the SEC on September 13, 2010. BlackRock did not receive any proceeds from the offering. PNC Capital, Inc. acted as an underwriter and received fees from the selling stockholders in the offering of approximately $10 million.

Additionally, on November 15, 2010 and pursuant to an Exchange Agreement by and among PNC Bancorp, Inc., PNC and BlackRock, BlackRock issued 11,105,000 shares of common stock to PNC in exchange for an equal number of shares of BlackRock’s Series B Preferred Stock. As of March 31, 2011, PNC owned approximately 25.2% of BlackRock’s voting common stock and 20.2% of BlackRock’s total capital stock outstanding.

In connection with the sale by PNC of BlackRock’s common stock in an underwritten registered public offering, as described above, on November 8, 2010, PNC entered into a lock-up agreement with the representatives of the several underwriters listed in the underwriting agreement, pursuant to which PNC agreed, subject to certain exceptions, not to offer, pledge, sell, purchase or otherwise transfer any shares of BlackRock’s common stock or any securities convertible into or exchangeable or exercisable for common stock until the expiration of the lock-up period on February 6, 2011.

James E. Rohr, the Chairman and Chief Executive Officer of PNC, and William S. Demchak, Senior Vice Chairman of PNC, serve as directors of BlackRock.

BlackRock provides investment advisory and administration services to certain PNC subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from PNC and its affiliates in relation to these services in 2010 totaled $4.4 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $8.6 million for 2010. BlackRock also recorded revenue of $3.1 million related to non-discretionary trading services, $790,000 for bookkeeping services provided to PNC for trade data on a certain liquidity fund account and $400,000 for certain advisory valuation services.

BlackRock paid $6.0 million to PNC affiliates in 2010 for referrals of certain retail and institutional clients. BlackRock incurred expenses of $5.5 million for fund administration and distribution services provided by PNC and its subsidiaries in 2010.

Tax Arrangements with PNC

On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement that sets forth each party’s rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock’s initial public offering on that date and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. As a result of the tax disaffiliation agreement, BlackRock may be responsible for its share of additional tax for unaudited tax years which may be subsequently challenged by taxing authorities.

BlackRock has filed its own consolidated federal income tax returns since its initial public offering in 1999. For the periods from 1999 through September 29, 2006, BlackRock filed selected state and municipal income tax returns with one or more PNC subsidiaries on a combined or unitary basis. BlackRock has not filed state or municipal income tax returns with PNC subsidiaries on a combined or unitary basis for tax periods beginning after September 29, 2006.

When BlackRock was included in a group’s combined or unitary state or municipal income tax filing with PNC subsidiaries, BlackRock’s share of the liability generally was based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock’s level of activity in such state or municipality.

Transactions between BlackRock Funds and Client Accounts and PNC and its Subsidiaries

From time-to-time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with PNC and its subsidiaries. The amount of compensation or other value received by PNC in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. PNC may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. We principally engage in fixed income transactions with PNC, which are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions with PNC and its subsidiaries in 2010 was approximately $2.4 million, excluding cash transactions, swaps, rolls, foreign exchange trades and futures transactions.

PNC may from time-to-time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts. BlackRock products and client accounts also enter into a variety of other arrangements with PNC and its subsidiaries on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to PNC or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In such cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, PNC or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

Transactions with Barclays and its Subsidiaries

On December 1, 2009, BlackRock acquired all of the outstanding equity interests of the BGI business from Barclays Bank in exchange for (i) $6.65 billion in cash; (ii) 3,031,516 shares of BlackRock common stock; (iii) 26,888,001 shares of BlackRock’s Series B Preferred Stock; and (iv) 7,647,254 shares of BlackRock’s Series D Preferred Stock. By its terms, the Series D Preferred Stock issued to Barclays Bank automatically converted to an equal number of shares of Series B Preferred Stock on January 31, 2010. As of March 31, 2011, Barclays Bank owned approximately 2.3% of BlackRock’s voting common stock and 19.5% of BlackRock’s total capital stock outstanding.

Robert E. Diamond, Jr., Chief Executive of Barclays and John S. Varley, the former Chief Executive of Barclays, serve as directors of BlackRock.

Transition Services Agreement with Barclays

On December 1, 2009, BlackRock entered into a transition services agreement with Barclays Bank to allow BlackRock to transition the BGI business from relying on Barclays for various functions to using BlackRock’s own systems, and to allow Barclays to transition from relying on the BGI business for various functions to using Barclays’ own systems. The services provided pursuant to the Barclays transition services agreement continue to be provided at consistent levels and with a consistent degree of care, diligence, priority, frequency and volume as such services were provided in the three months prior to December 1, 2009. Each service will be provided for the period of time and at the price set forth in the applicable service schedule, subject to the right of each service recipient to extend the terms of certain services. As a general matter, most services terminated by March 1, 2011. The total amount payable by Barclays to BlackRock in 2010 was $1.4 million, which was more than offset by $2.5 million expensed by BlackRock for transition services payable to Barclays in 2010.

Other Transactions with Barclays and its Subsidiaries

Barclays Capital serves as joint lead arranger, joint bookrunner and documentation agent under BlackRock’s $3.5 billion unsecured revolving credit facility. BlackRock’s obligations under the facility are unsecured and are not guaranteed by any of its subsidiaries. All obligations of any subsidiary borrower under the facility are guaranteed by BlackRock. The facility matures on March 10, 2016. Barclays is a lender under this facility, with a commitment of $255 million as of March 31, 2011. BlackRock had no amount outstanding under the facility as of March 31, 2011.

As noted above, on November 8, 2010, BlackRock entered into an underwriting agreement, pursuant to which Merrill Lynch and PNC sold shares of BlackRock’s common stock in an underwritten registered public offering. In connection with the underwriting agreement, on November 8, 2010, Barclays Bank entered into a lock-up agreement with the representatives of the several underwriters listed in the underwriting agreement, pursuant to which Barclays Bank agreed, subject to certain exceptions, not to offer, pledge, sell, purchase or otherwise transfer any shares of BlackRock’s common stock or any securities convertible into or exchangeable or exercisable for common stock until the expiration of the lock-up period on February 6, 2011. Additionally, Barclays Capital Inc. acted as an underwriter in the secondary offering and received fees from the selling stockholders in the offering of approximately $5 million.

On October 14, 2009, BlackRock entered into a commercial paper program under which BlackRock may issue unsecured commercial paper notes on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. Barclays Capital Inc., Banc of America Securities LLC and two other financial institutions are dealers under the program and may, pursuant to their respective commercial paper dealer agreements with BlackRock, either purchase from BlackRock or arrange for the sale by BlackRock of notes pursuant to an exemption from federal and state securities laws.

Barclays Bank has provided capital support agreements to support certain cash management products acquired by BlackRock. As of March 2011, Barclays Bank’s remaining maximum potential obligation in the aggregate under the capital support agreements was $1.7 billion.

BlackRock has agreed to market and promote Barclays’ iPath® exchange traded notes products. BlackRock recorded other revenue of $35.5 million related to marketing and promotional activities of the iPath products for Barclays.

BlackRock provides investment advisory and administration services to certain Barclays subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from Barclays and its affiliates in relation to these services in 2010 totaled $13.6 million.

Pursuant to the terms of the Amended and Restated Stock Purchase Agreement, dated as of June 11, 2009, by and among Barclays Bank, Barclays and BlackRock, Barclays Bank provides, in the ordinary course of business, guarantees and indemnities for the benefit of certain selected securities lending clients of certain BlackRock entities (former Barclays entities acquired by BlackRock) in return for payment from the BlackRock entities equal to two basis points per annum of the value of the loaned securities as of the last day of the month in respect of which the payment is being made. The total amount payable by BlackRock under this arrangement was $8.3 million in 2010. The Barclays Bank guarantees and indemnities are subject to certain caps set forth in the Stock Purchase Agreement. This arrangement expires in December 2013.

Barclays and certain of its affiliates have been engaged by BlackRock to provide the use of certain indices for certain BlackRock investment funds. The total to BlackRock under this arrangement was $6.3 million in 2010. Additionally, BlackRock paid $1 million to Barclays in 2010 for referrals of certain institutional clients.

BlackRock retrocession contracts with Barclays for various mutual fund distribution and shareholders servicing to be performed on behalf of certain non-U.S. based funds managed by BlackRock. BlackRock paid approximately $1 million to Barclays for such arrangements in 2010.

In connection with the acquisition of BGI, BlackRock is required to pay Barclays approximately $327 million to settle certain non-interest bearing notes assumed by BlackRock in the acquisition. As of March 31, 2011, the Company repaid substantially all of the notes.

On November 26, 2009, Barclays Bank, as lender, entered into a $15 million non-interest bearing loan agreement with Barclays Global Investors Holdings Deutschland GmbH (now BlackRock Holdings Deutschland Zwei GmbH), as borrower. As of March 31, 2011, the outstanding obligation under the loan was approximately $3 million.

In the ordinary course of business, Barclays and its subsidiaries provide other services to BlackRock, including distribution and related services.

Transactions between BlackRock Funds and Client Accounts and Barclays and its Subsidiaries

From time-to-time in the ordinary course of our business, BlackRock, acting predominantly as agent for its clients, effects transactions in securities and other financial assets with Barclays and its subsidiaries. The amount of compensation or other value received by Barclays in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. Barclays may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. For transactions in equity securities in which Barclays acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of gross commissions generated in favor of Barclays in 2010 was approximately $10 million. Fixed income and certain other securities and financial assets are typically not traded on a commission basis. The estimated value of the notional amount involved in fixed income trading transactions with Barclays and its subsidiaries in 2010 was approximately $133.4 billion, excluding cash transactions, swaps, rolls, foreign exchange trades and futures transactions.

Barclays and its affiliates also act from time-to-time in the ordinary course of business as the clearing broker for certain of BlackRock’s funds. Additionally, Barclays may from time-to-time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts.

BlackRock products and client accounts also enter into a variety of other arrangements with Barclays and its affiliates on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to Barclays or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, distribution, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In certain cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, Barclays or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

Lease Obligations with Merrill Lynch, PNC and Barclays

In 2010, the Company was a lessee under 11 leases or subleases with Merrill Lynch and Barclays, most of which were entered into in connection with the September 29, 2006 Merrill Lynch transaction or the December 1, 2009 Barclays transaction. BlackRock is also lessee under one lease with PNC. The Company paid approximately $14.2 million for these properties in 2010. The Company also acts as sublessor pursuant to one sublease with Merrill Lynch and one sublease with Barclays. The Company received approximately $126,000 and $1 million respectively, pursuant to these subleases in 2010.

Stockholder Agreements with Merrill Lynch, PNC and Barclays Bank

On February 15, 2006, BlackRock entered into a stockholder agreement with Merrill Lynch and an implementation and stockholder agreement with PNC. These agreements were each amended and restated on February 27, 2009 and were each further amended on June 11, 2009. BlackRock’s stockholder agreement with Merrill Lynch was further amended and restated on November 15, 2010. On December 1, 2009, BlackRock entered into a stockholder agreement with Barclays Bank. These agreements govern the respective ownership interests of Merrill Lynch, PNC and Barclays Bank in BlackRock. The following paragraphs describe certain key provisions of the stockholder agreements as amended and restated.

Share Ownership

The Merrill Lynch stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by Merrill Lynch at any time (which we refer to as the “Merrill ownership cap”). Due to the Merrill ownership cap, Merrill Lynch is not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 4.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 9.9% of the sum of the total capital stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. The PNC implementation and stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by PNC at any time (which we refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 49.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 38% of the sum of the total voting securities and participating preferred stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. The Barclays stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by Barclays and its affiliates at any time (which we refer to as the “Barclays ownership cap”). Due to the Barclays ownership cap, Barclays and its affiliates are generally not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, they would hold a greater than 4.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 19.9% of the total capital stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. In addition, Barclays and its affiliates are not permitted to acquire additional shares of BlackRock capital stock if, together with the directors and executive officers of Barclays and its affiliates, Barclays and its affiliates would hold greater than 24.9% of any class of voting securities issued and outstanding at such time or greater than 24.9% of the total capital stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time.

In addition, neither Merrill Lynch, PNC nor Barclays may acquire any shares of BlackRock from any person other than BlackRock or a person that owns 20% or more of the total voting power of the capital stock of BlackRock (other than itself), if, after such acquisition, it would hold capital stock of BlackRock representing more than 90% of its voting ownership cap.

Prohibited Actions

At all times, each of Merrill Lynch, PNC and Barclays is prohibited from taking part in, soliciting, negotiating with, providing information to or making any statement or proposal to any person, or making any public announcement, with respect to:

•	an acquisition which would result in Merrill Lynch, PNC or Barclays, as the case may be, holding more than its ownership cap, or holding any equity securities of any controlled affiliate of BlackRock;

•

any business combination or extraordinary transaction involving BlackRock or any controlled affiliate of BlackRock, including a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any controlled affiliate of BlackRock;

•	any restructuring, recapitalization or similar transaction with respect to BlackRock or any controlled affiliate of BlackRock;

•	any purchase of the assets of BlackRock or any controlled affiliate of BlackRock, other than in the ordinary course of its business;

•

being a member of a “group,” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding or disposing of any shares of capital stock of BlackRock or any controlled affiliate of BlackRock;

•	selling any BlackRock capital stock in an unsolicited tender offer that is opposed by the BlackRock Board of Directors;

•	any proposal to seek representation on the Board of Directors of BlackRock except as contemplated by such party’s stockholder agreement;

•	any proposal to seek to control or influence the management, Board or policies of BlackRock or any controlled affiliate of BlackRock except as contemplated by such party’s stockholder agreement; or

•	any action to encourage or act in concert with any third party to do any of the foregoing.

Additional Purchase of Voting Securities

The Merrill Lynch stockholder agreement gives Merrill Lynch the right, not later than 10 business days following any issuance (1) of BlackRock capital stock, to purchase an amount of such stock upon such issuance that gives Merrill Lynch the lesser of (a) its ownership cap or (b) an ownership percentage in BlackRock equal to what it held prior to the issuance, and (2) of voting securities or non-voting convertible participating preferred stock of BlackRock which will, together with any stock issuance or transfer of stock since the closing of the MLIM Transaction, after taking into account any share repurchases by BlackRock after the closing of the MLIM Transaction and transfers by Merrill Lynch, decrease its total voting power to 90% or less of its ownership cap, to purchase an amount of voting securities upon such issuance that would give it the lesser of (a) its voting ownership cap or (b) the same ownership percentage of its voting ownership cap equal to what it held prior to the issuance. The PNC implementation and stockholder agreement gives PNC the right, in any issuance of BlackRock voting stock, (1) to purchase an amount of such stock or, at PNC’s option, Series B Preferred Stock, upon such issuance that would result in PNC holding the lesser of (a) its ownership cap or (b) an ownership percentage in BlackRock equal to what it held prior to the issuance, and (2) if as a result of such stock issuance PNC’s beneficial ownership of the total voting power of BlackRock capital stock decreases to less than 38%, to exchange such number of shares of Series B Preferred Stock for shares of common stock on a one-for-one basis such that following the stock issuance, PNC will beneficially own shares of voting securities representing not more than 38% of the total voting power of BlackRock capital stock, unless such issuance constitutes a public offering and would not, together with any stock issuance constituting a public offering since the closing of the MLIM Transaction, after taking into account any share repurchases by BlackRock since the closing of the MLIM Transaction and transfers by PNC, decrease PNC’s total voting power to 90% or less of its ownership cap. The Barclays stockholder agreement gives Barclays the right (1) in any issuance of BlackRock capital stock, to purchase an amount of participating preferred stock upon such issuance that gives Barclays the lesser of (a) its total ownership cap or (b) the same ownership percentage of its total ownership cap equal to what it held prior to the issuance, and (2) in any issuance of voting securities of BlackRock which will, together with any stock issuance or transfer of stock after the closing of the BGI acquisition, after taking into account any share repurchases by BlackRock after the closing of the BGI acquisition and transfers by Barclays, decrease its total voting power to 90% or less of its voting ownership cap, to purchase an amount of voting securities that upon such issuance would give it the lesser of (a) its voting ownership cap or (b) an ownership percentage of BlackRock voting securities equal to what it held prior to the issuance.

Share Repurchase

If BlackRock engages in a share repurchase, (1) BlackRock and Merrill Lynch may require each other to exchange a number of shares of BlackRock common stock for BlackRock Series B Preferred Stock that will cause Merrill Lynch’s beneficial ownership of BlackRock voting securities not to exceed its voting ownership cap and (2) BlackRock may require Merrill Lynch to sell and Merrill Lynch may require BlackRock to purchase a number of shares of BlackRock capital stock that will cause Merrill Lynch’s beneficial ownership of BlackRock capital stock not to exceed its total ownership cap. If BlackRock engages in a share repurchase, BlackRock may require each of PNC and Barclays to sell an amount of securities that will cause its beneficial ownership of BlackRock capital stock not to exceed its total ownership cap or voting ownership cap. Further, the right of BlackRock to require Barclays to sell securities is subject to the right of Barclays to exchange shares of BlackRock common stock for BlackRock Series B Preferred Stock in order to avoid exceeding its voting ownership cap and the right of Barclays to require BlackRock to purchase an amount of securities from Barclays that will cause its beneficial ownership of BlackRock capital stock not to exceed its ownership cap.

Transfer Restrictions

Under the terms of the Barclays stockholder agreement, from December 1, 2010 through December 1, 2011, with respect to 50% of BlackRock capital stock acquired by Barclays, Barclays is not permitted to transfer such BlackRock capital stock, other than to its affiliates, without the prior written consent of BlackRock. Under the terms of the Merrill Lynch stockholder agreement, Merrill Lynch, through November 15, 2011, is not permitted to transfer any BlackRock capital stock, other than to its affiliates, without prior written consent of BlackRock. In addition, under the terms of their respective stockholder agreements, PNC, Merrill Lynch and Barclays may not transfer any capital stock of BlackRock beneficially owned by it, except for transfers to their respective affiliates and transfers in certain other specified categories of transactions, that would result in the beneficial ownership, by any person, of, in the case of Merrill Lynch, more than 5% of the total voting power of issued and outstanding BlackRock capital stock; in the case of PNC, more than 10% of the total voting power of issued and outstanding BlackRock capital stock with respect to transfers to persons who would be eligible to report their holdings of BlackRock capital stock on Schedule 13G or of more than 5% of the total voting power of issued and outstanding capital stock with respect to any other persons; and, in the case of Barclays, more than 5% of the total voting power of issued and outstanding BlackRock capital stock, nor may Barclays transfer to any person who, pursuant to such transaction or offering, would be acquiring more than 2% of the total voting power of issued and outstanding BlackRock capital stock. In addition, Barclays and Merrill Lynch may not generally sell capital stock in excess of 4.5% of BlackRock’s total voting power in any one quarter without BlackRock’s consent. In addition, Barclays may not sell or transfer any shares of BlackRock capital stock to any person other than an affiliate if, following such transfer, it would have sold or transferred in the aggregate, since December 1, 2009, beneficial ownership of 33 1/3% or more of BlackRock voting securities, as calculated pursuant to the Barclays stockholder agreement.

Right of Last Refusal

Each of Merrill Lynch and PNC must notify BlackRock if it proposes to sell shares of BlackRock capital stock in a privately negotiated transaction. Upon receipt of such notice, BlackRock will have the right to purchase all of the stock being offered, at the price and terms described in the notice. In the case of Merrill Lynch and PNC, these notification requirements and purchase rights do not apply in the case of tax free transfers to charitable organizations or foundations and, in the case of PNC, tax-deferred transfers.

Right of First Refusal

The Barclays parties must notify us if they propose to sell shares of BlackRock capital stock to a third party in a privately negotiated transaction. Upon receipt of such notice, we will have the right to purchase all (but not less than all) of the stock being offered, at the price and terms described in the notice.

Change of Control of PNC

If a change of control of PNC occurs prior to September 29, 2011 and the Board of Directors of BlackRock determines within 12 months of such change of control that the fundamental economics and operations of BlackRock have been materially and adversely affected by such change of control, PNC must transfer to an unaffiliated third party, as promptly as practicable, all shares of BlackRock capital stock beneficially owned by it and its affiliates.

Corporate Governance

Board Designation

Each of the Merrill Lynch stockholder agreement, the PNC implementation and stockholder agreement and the Barclays stockholder agreement provide that the Board of Directors will consist of not more than 19 directors:

•	not less than two nor more than four directors who will be members of BlackRock management;

•

two directors, each in a different class, who will be designated by Merrill Lynch, provided, however, that if for any period greater than 90 consecutive days Merrill Lynch and its affiliates shall beneficially own less than 10% of the BlackRock capital stock issued and outstanding, Merrill Lynch shall promptly cause one of such Merrill Lynch designees to resign and the number of Merrill Lynch designees permissible shall be reduced to one and; provided further, that, if for any period greater than 90 consecutive days Merrill Lynch and its affiliates shall beneficially own less than 5% of the BlackRock capital stock issued and outstanding Merrill Lynch shall promptly cause a second Merrill Lynch designee to resign and the number of Merrill Lynch designees permissible shall be reduced to zero. On November 15, 2010, Merrill Lynch sold 51,237,122 shares of common stock, which included 48,907,040 shares of BlackRock common stock issuable upon conversion of BlackRock Series B Preferred Stock held by Merrill Lynch, and consequently, Merrill Lynch’s beneficial ownership of BlackRock capital stock was reduced to 7.1%. On April 7, 2011, Mark D. Linsz and Sallie L. Krawcheck resigned from BlackRock’s Board of Directors and Thomas K. Montag, President of Global Banking and Markets for Bank of America, was appointed by BlackRock’s Board of Directors to serve as the Bank of America/Merrill Lynch designee.

•

two directors, each in a different class, who will be designated by PNC, provided, however, that if for any period greater than 90 consecutive days PNC and its affiliates shall beneficially own less than 10% of the BlackRock capital stock issued and outstanding, PNC shall promptly cause one of such PNC designees to resign and the number of PNC designees permissible shall be reduced to one and; provided further, that, if for any period greater than 90 consecutive days PNC and its affiliates shall beneficially own less than 5% of the BlackRock capital stock issued and outstanding PNC shall promptly cause a second PNC designee to resign and the number of PNC designees permissible shall be reduced to zero;

•

two directors, each in a different class, who will be designated by Barclays, provided that if, for a period greater than 90 days, Barclays beneficially owns less than 10% of the issued and outstanding BlackRock capital stock, Barclays will promptly cause one of its designees to resign and provided further that if, for a period greater than 90 days, Barclays owns less than 5% of the issued and outstanding BlackRock capital stock, Barclays will promptly cause its remaining designee to resign; and

•	the remaining directors who will be independent for purposes of the rules of the NYSE and will not be designated by or on behalf of Merrill Lynch, PNC, Barclays or any of their respective affiliates.

BlackRock’s management directors currently consist of Laurence D. Fink and Robert S. Kapito. Of our current directors, Thomas K. Montag was designated by Bank of America/Merrill Lynch, James E. Rohr and William S. Demchak were designated by PNC and Robert E. Diamond, Jr. and John S. Varley were designated by Barclays.

Voting Agreement

Merrill Lynch, PNC and Barclays have agreed to vote all of their shares in accordance with the recommendation of the Board of Directors on all matters to the extent consistent with the provisions of the Merrill Lynch stockholder agreement, the PNC implementation and stockholder agreement and the Barclays stockholder agreement, respectively, including the election of directors.

Approvals

Under the PNC implementation and stockholder agreement, the following may not be done without prior approval of all of the independent directors, or at least two-thirds of the directors, then in office:

•	appointment of a new Chief Executive Officer of BlackRock;

•

any merger, issuance of shares or similar transaction in which beneficial ownership of a majority of the total voting power of BlackRock capital stock would be held by persons different than those currently holding such majority of the total voting power, or any sale of all or substantially all assets of BlackRock;

•

any acquisition of any person or business which has a consolidated net income after taxes for its preceding fiscal year that equals or exceeds 20% of BlackRock’s consolidated net income after taxes for its preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock capital stock constituting more than 10% of the total voting power of BlackRock capital stock issued and outstanding immediately after completion of such acquisition;

•

any acquisition of any person or business constituting a line of business that is materially different from the lines of business BlackRock and its controlled affiliates are engaged in at that time if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

•

except for repurchases otherwise permitted under their respective stockholder agreements, any repurchase by BlackRock or any subsidiary of shares of BlackRock capital stock such that after giving effect to such repurchase BlackRock and its subsidiaries shall have repurchased more than 10% of the total voting power of BlackRock capital stock within the 12-month period ending on the date of such repurchase;

•	any amendment to BlackRock’s certificate of incorporation or bylaws;

•	any matter requiring stockholder approval pursuant to the rules of the NYSE; or

•	any amendment, modification or waiver of any restriction or prohibition on Merrill Lynch or its affiliates provided for under its stockholder agreements.

Under the Merrill Lynch stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch:

•

any amendment, modification or waiver of any provision of a stockholder agreement between BlackRock and PNC or stockholder beneficially owning greater than 20% of BlackRock capital stock that would be viewed by a reasonable person as being adverse to Merrill Lynch or materially more favorable to the rights of PNC or other stockholder beneficially owning greater than 20% of BlackRock capital stock than to Merrill Lynch;

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of Merrill Lynch or more favorable to the rights of PNC or other stockholder beneficially owning greater than 20% of BlackRock capital stock, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause Merrill Lynch or any of its affiliates to suffer regulatory disqualification, suspension of registration or license or other material adverse regulatory consequences;

•

any acquisition which would be reasonably likely to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change of Bank Control Act of 1978 or Section 10 of the Homeowners Loan Act of 1934; or

•	a voluntary bankruptcy or similar filing by BlackRock.

Under the PNC implementation and stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of PNC:

•

until September 29, 2011, (1) any merger, issuance of shares or similar transaction that would cause a majority of the total voting power of the capital stock of BlackRock or the person surviving such transaction to be beneficially owned by one or more persons other than those holding a majority of the total voting power of the capital stock of BlackRock prior to such transaction or (2) any other merger, issuance of shares or similar transaction in which more than 20% of the total voting power of the capital stock of BlackRock or the person surviving such transaction would be beneficially owned by any person who beneficially owned less than 20% of the total voting power of the capital stock of BlackRock or of such surviving person immediately prior to such transaction;

•

any sale of any subsidiary of BlackRock, the annualized revenues of which, together with the annualized revenues of any other subsidiaries disposed of within the same year, are more than 20% of the annualized revenues of BlackRock for the preceding fiscal year on a consolidated basis;

•	for so long as BlackRock is a subsidiary of PNC for purposes of the Bank Holding Company Act of 1956, entering into any business or activity that is prohibited for any such subsidiary under such Act;

•

any amendment of any provision of a stockholder agreement between BlackRock and any stockholder beneficially owning greater than 20% of BlackRock capital stock that would be viewed by a reasonable person as being adverse to PNC or materially more favorable to the rights of any stockholder beneficially owning greater than 20% of BlackRock capital stock than to PNC;

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of PNC or more favorable to the rights of any stockholder beneficially owning greater than 20% of BlackRock capital stock, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause PNC or any of its affiliates to suffer regulatory disqualification, suspension of registration or license or other material adverse regulatory consequences; or

•	a voluntary bankruptcy or similar filing by BlackRock.

Under the Barclays stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Barclays:

•

any amendment to BlackRock’s certificate of incorporation or bylaws that would in any material respect adversely alter or change the powers or preferences of the shares of any class of BlackRock capital stock held by Barclays;

•

any settlement or consent in a regulatory enforcement matter that would be reasonably likely, in the opinion of counsel to Barclays, to cause Barclays or any of its affiliates to be subject to regulatory disqualification, suspension of registration or licenses or other material adverse regulatory consequence which approval may not be unreasonably withheld in the last case, provided that Barclays shall not be entitled to such approval right if none of the stockholders beneficially owning greater than 20% of the BlackRock capital stock have comparable rights; or

•	any voluntary bankruptcy or similar filing by BlackRock.

Committees

To the extent permitted by applicable laws, rules and regulations and except as otherwise determined by BlackRock’s Board of Directors, each committee of BlackRock’s Board of Directors must consist of a majority of independent directors and the Audit Committee, the MDCC and the Nominating and Governance Committee must each consist entirely of independent directors. The Executive Committee must consist of not less than five members of which one must be designated by Merrill Lynch, one must be designated by PNC and one must be designated by Barclays.

Significant Stockholder Transactions

The stockholder agreements between BlackRock and Merrill Lynch, PNC and Barclays, respectively, prohibit BlackRock or its affiliates from entering into any transaction with Merrill Lynch, PNC, Barclays or their respective affiliates unless such transaction was in effect as of September 29, 2006, in the case of Merrill Lynch and PNC, or December 1, 2009, in the case of Barclays, is in the ordinary course of business of BlackRock or has been approved by a majority of the directors of BlackRock, excluding those appointed by the party wishing to enter into the transaction.

Non-Competition

Under the Merrill Lynch stockholder agreement, Merrill Lynch may not, subject to certain exceptions, act as an asset manager to any fund or separately managed account anywhere in the world, and BlackRock may not compete in the retail securities brokerage business.

Furthermore, neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch will (1) directly or through one or more sub-advisors create a family of open-end funds for the purpose of replicating that portion of the asset management business of BlackRock or establishing a direct competitive threat to BlackRock or (2) create an open-end fund or family of open-end funds for the purpose of replicating BlackRock’s Funds Diversified Portfolios® (“FDP®”) platform or establishing a direct competitive threat to FDP®.

However, notwithstanding the above, BlackRock and Merrill Lynch each may:

•

acquire or hold any interest in any person engaged in any activities restricted above if the applicable party holds less than 10% of the voting interests and less than 10% of the ownership, revenue and profits interests in such person, or in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its affiliates;

•

acquire or hold interests in any person engaged in restricted activities in excess of those described above if (1) such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue and (2) the ownership percentage by BlackRock or Merrill Lynch multiplied by consolidated revenue from restricted activities does not exceed 10% of BlackRock’s or Merrill Lynch’s revenue, as applicable, provided that BlackRock or Merrill Lynch, as applicable, takes commercially reasonable actions necessary to cease or terminate the restricted activities or to sell such business to a third party that is not an affiliate;

•

acquire or hold interests in any person in excess of those described above if such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue, for so long as such person does not use the Merrill Lynch or BlackRock name, as the case may be, and BlackRock or Merrill Lynch, as the case may be, does not enter into any agreement similar to the global distribution agreement described above with such person;

•

in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any person that is not an affiliate of Merrill Lynch with an existing business engaged in the Merrill Lynch restricted activities and continue to operate such business so long as members of the Merrill Lynch Board of Directors do not constitute a majority of the Board of Directors of the surviving corporation and that the Merrill Lynch stockholders immediately prior to consummation of the transaction do not own 60% or more of the outstanding capital stock or other equity interests of the surviving entity after such transaction; and

•	engage in restricted activities if and to the extent that, prior to engaging in such activities:

•	the applicable party disclosed to the other party’s Board of Directors the nature, extent and duration of the restricted activities they propose to engage in; and

•	a majority of the independent directors on the applicable Board of Directors approves the proposed restricted activities.

Termination

The Merrill Lynch stockholder agreement will terminate on July 31, 2013.

The PNC implementation and stockholder agreement will terminate on the first day on which PNC and its affiliates own less than 20% of the voting power of voting securities of BlackRock, unless PNC sends a notice indicating its intent to increase its beneficial ownership above such threshold within 10 business days after it has fallen below such threshold, and PNC buys sufficient capital stock of BlackRock within 20 business days after PNC has notice that it has fallen below 20% of the voting power of BlackRock capital stock such that it continues to own greater than 20% of the voting power of BlackRock capital stock.

The Barclays stockholder agreement will terminate upon the later of (i) December 1, 2014 and (ii) the first date on which Barclays and its affiliates own less than 5% of the sum of BlackRock voting securities and participating preferred stock issued and outstanding at such time.

Registration Rights Agreements with Merrill Lynch, PNC and Barclays

On September 29, 2006, BlackRock entered into a registration rights agreement with Merrill Lynch and PNC and on December 1, 2009, BlackRock entered into a registration rights agreement with Barclays Bank. Pursuant to the agreements, each of Merrill Lynch, PNC and Barclays has the right to require BlackRock to register certain BlackRock securities owned by it. Merrill Lynch, PNC and Barclays each have the right to make two such requests in any 12-month period subject to each request being for securities with a minimum value of $150,000,000. Additionally, the agreements grant each of Merrill Lynch, PNC and Barclays customary “piggyback” registration rights. Pursuant to the registration rights agreement, BlackRock may suspend registration for a reasonable period of time if the Chief Executive Officer of BlackRock determines in good faith, upon consultation with counsel, that the use of a registration statement would require premature disclosure of non-public information, the disclosure of which would be materially adverse to BlackRock, with such suspension period to be limited to 60 days with the total number of suspension days of a 12-month period limited to 120 days. Subject to the terms of the respective stockholder agreements, BlackRock is generally required to pay all expenses in connection with obtaining registrations under the registration rights agreement while Merrill Lynch, PNC and Barclays will pay all sales and commission related expenses. On October 13, 2010, Merrill Lynch exercised its registration rights and made a demand on BlackRock for registration of certain securities owned by Merrill Lynch. Shortly thereafter, PNC exercised “piggyback” registration rights and on November 15, 2010, Merrill Lynch sold 51,237,122 shares of common stock, which included 48,907,040 shares of common stock issuable upon conversion of BlackRock Series B Preferred Stock held by Merrill Lynch, and PNC sold 7,500,000 shares of common stock, consisting entirely of shares of common stock issuable upon conversion of BlackRock Series B Preferred Stock held by PNC, in an underwritten registered public offering.

Transactions with Directors, Executive Officers and Other Related Parties

Linda Gosden Robinson is chairman of Robinson Lerer & Montgomery, LLC (“RLM”). RLM provides strategic communications consulting services to BlackRock. BlackRock paid RLM approximately $1.27 million for fees and expenses incurred in 2010.

From time to time, certain directors, their family members, and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. For certain types of products and services offered by BlackRock’s subsidiaries, BlackRock directors may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers and eligible employees.

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

On February 27, 2007, the Board of Directors adopted a written policy regarding related person transactions, which governs and establishes procedures for the approval and ratification of related person transactions. The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000 where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

The policy provides that related person transactions must be approved by a majority of the uninterested members of the Nominating and Governance Committee or the Board of Directors. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the Nominating and Governance Committee or the Board of Directors, the Chairman of the Nominating and Governance Committee may approve the transaction.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to BlackRock and his or her interest in the transaction, (ii) the benefits to BlackRock, (iii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, (iv) the availability of comparable products or services that would avoid the need for a related person transaction, and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

The policy provides that transactions (other than transactions in the ordinary course of business) with Merrill Lynch, PNC and Barclays are governed by the special approval procedures set forth in BlackRock’s stockholder agreement with Merrill Lynch, its implementation and stockholder agreement with PNC and its stockholder agreement with Barclays Bank, respectively. Those approval procedures prohibit BlackRock or its affiliates from entering into any transaction (other than any transaction in the ordinary course of business) with Merrill Lynch, PNC, Barclays or their respective affiliates unless such transaction was in effect as of September 29, 2006, with respect to Merrill Lynch and PNC, and December 1, 2009, with respect to Barclays, or has been approved by a majority of the directors of BlackRock, excluding those designated for appointment by the party wishing to enter into the transaction. Of the current directors, Thomas K. Montag was designated by Bank of America/Merrill Lynch, James E. Rohr and William S. Demchak were designated by PNC and Robert E. Diamond, Jr. and John S. Varley were designated by Barclays.

Prior to the adoption of this policy, related person transactions, including certain of the transactions described above under “—Transactions with Bank of America and its Subsidiaries,” “—Transactions with PNC and its Subsidiaries,” and “—Stockholder Agreements with Merrill Lynch, PNC and Barclays,” were reviewed with the Board of Directors at the time of entering into such transactions.

ITEM 2

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”)), we are holding a non-binding vote for stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

While this vote is advisory, and not binding on our Company, it will provide information to our Board of Directors and the MDCC regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and the MDCC value the opinions of our stockholders and to the extent there is any significant vote against the compensation of named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the MDCC will evaluate whether any actions are necessary to address those concerns.

In considering their vote, stockholders may wish to review with care the information on BlackRock’s compensation policies and decisions regarding the named executive officers presented in “Compensation of Executive Officers” on pages 21 to 29, as well as the discussion regarding the MDCC on page 13.

Our compensation philosophy is structured to align management’s interests with our stockholders’ interests. A significant portion of total compensation for executives is closely linked to BlackRock’s financial and operational performance as well as BlackRock’s common stock price performance. BlackRock has adopted strong governance practices for its employment and compensation programs. Compensation programs are reviewed annually to ensure that they do not promote excessive risk taking.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

ITEM 3

NON-BINDING VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) we are holding a non-binding vote for stockholders to recommend whether a non-binding stockholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding vote in Item 2 on page 62) should occur every one, two or three years.

In considering their vote, stockholders may wish to review the information presented in connection with Item 2 on page 62 and the information on BlackRock’s compensation policies and decisions regarding the named executive officers presented in “Compensation of Executive Officers” on pages 21 to 29.

For the reasons described below, we recommend that our stockholders select a frequency of one year.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

The option of one year, two years or three years that receives the greatest number of votes cast by stockholders will be the frequency for advisory votes on executive compensation recommended by stockholders. However, this vote is advisory and non-binding. While the Board of Directors intends to follow the frequency receiving the greatest number of votes, it may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation more or less frequently than the option recommended by stockholders.

Board of Directors Recommendation

The Board of Directors recommends a vote for “One Year” with respect to how frequently a non-binding stockholder vote to approve the compensation of our named executive officers should occur. Stockholders are not voting to approve or disapprove this recommendation.

ITEM 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on February 23, 2011, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2011. This appointment is being submitted to the stockholders for ratification. Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the fiscal year 2011.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2010 and 2009, for BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2010	2009
Audit Fees (1)	$14,826,170	$15,424,116
Audit-Related Fees (2)	3,873,534	895,170
Tax Fees (3)	1,062,782	634,523
All Other Fees (4)	1,189,808	940,205

Total	$20,952,294	$17,894,014

(1)	Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits, and review of documents filed with the SEC, including certain Form 8-K filings. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting and audits of certain sponsored funds.
(2)	Audit-Related Fees consisted principally of assurance and related services pursuant to Statement of Auditing Standards No. 70, “Service Organizations,” (for 2010 only), fees for employee benefit plan audits and other assurance engagements.
(3)	Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance and reviews of tax returns for certain sponsored investment funds.
(4)

All Other Fees consisted of fees paid to the principal auditor other than audit, audit-related, or tax services. All Other Fees includes fees primarily related to attest services for Global Investment Performance Standards (GIPS®) verification and performance evaluation engagements.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Periodically, the Audit Committee reviews and pre-approves all audit, audit-related, tax and all other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2010, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time-to-time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	9,087,203	(1)	$105.60	(2)	9,957,638
Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—		N/A		764,749	(3)

Total Approved by Stockholders	9,087,203				10,722,387

Not Approved
None	—		N/A		—

Total Not Approved by Stockholders	—		N/A		—

Total	9,087,203				10,722,387

(1)	Includes 2,344,734 shares issuable under options and 6,742,469 shares in restricted stock and restricted stock units. 2,866,439 shares remain available for contribution by PNC pursuant to a share surrender agreement between BlackRock and PNC to settle certain awards outstanding under this Plan and for future BlackRock stock grants under any other plan in accordance with the terms of the share surrender agreement. Since February 2009, these shares were held by PNC as Series C Preferred Stock.
(2)	Represents weighted average exercise price on options only.
(3)	The Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan became effective in January 2007 and replaced the prior plan which was suspended in August 2006.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholders who, in accordance with the Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2012 Annual Meeting must submit their proposals to BlackRock’s Corporate Secretary on or before December 27, 2011.

Apart from the Exchange Act Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 55 East 52nd Street, New York, New York 10055. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2012 Annual Meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•

not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2012 Annual Meeting is held within 30 days of the anniversary of the 2011 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2012 Annual Meeting by December 27, 2011. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•

the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Robert P. Connolly

Corporate Secretary

BLACKROCK, INC. 55 EAST 52ND STREET NEW YORK, NY 10055

VOTE BY INTERNET– www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER MATERIALS

If you would like to reduce the costs incurred by BlackRock, Inc. in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Black Rock, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BLACKROCK, INC.

The Board of Directors recommends a vote	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR all nominees listed in Item 1.	All	All	Except
	☐	☐	☐

1.	Election of Directors
	Nominees:
	01)	Murry S. Gerber	04)	Thomas K.
				Montag
	02)	James Grosfeld	05)	Linda Gosden
				Robinson
	03)	Sir Deryck	06)	John S. Varley
		Maughan

	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain
2.	Approval, in a non-binding vote, of the compensation of the named executive officers, as disclosed and discussed in the Proxy Statement.		☐	☐	☐

	The Board of Directors recommends a vote FOR 1 YEAR:	1 Year	2 Years	3 Years	Abstain
3.	Recommendation, in a non-binding vote, of the frequency of shareholder votes cast on executive compensation.	☐	☐	☐	☐

	The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain
4.	Ratification of the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for fiscal year 2011.		☐	☐	☐

All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in item 1, FOR item 2, FOR ONE YEAR with respect to item 3 and FOR item 4, and with respect to participants in the BlackRock, Inc. Retirement Savings Plan, in the manner required or permitted by the governing plan documents.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign . If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

BLACKROCK, INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

May 25, 2011

8:00 A.M., local time

The New York Palace Hotel

455 Madison Avenue

New York, New York 10022

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 24, 2011.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Ann Marie Petach and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of April 7, 2011, at the 2011 Annual Meeting of Stockholders to be held on May 25, 2011, beginning at 8:00 a.m., local time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Item 2, FOR ONE YEAR with respect to Item 3 and FOR Item 4.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the BlackRock, Inc. Retirement Savings Plan (the “RSP”), then the undersigned hereby directs Bank of America, N.A., as Trustee of the RSP to vote all the shares of BlackRock common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side